UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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 FRESH DEL MONTE PRODUCE INC.

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[DATE]
Dear Shareholder:
On behalf of the board of directors and management, it is my pleasure to invite you to attend the 2019 Annual General Meeting of Shareholders of Fresh Del Monte Produce Inc. (the “Company”) on Wednesday, May 1, 2019, at 11:30 a.m., Eastern Time, at the Hyatt Regency, 50 Alhambra Plaza, Coral Gables, Florida.
Details regarding admission to the meeting and information concerning the matters to be acted upon at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement. All registered holders of Ordinary Shares as of the close of business on Tuesday, March 12, 2019, will be entitled to vote at the Annual General Meeting on the basis of one vote for each Ordinary Share held.
Whether or not you plan to attend the Annual General Meeting, it is important that your Ordinary Shares be represented in accordance with your wishes. To ensure that, please vote your Ordinary Shares either through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.
On behalf of your board of directors, management and our employees, I thank you for your continued support and interest in Fresh Del Monte Produce Inc.
Sincerely,
Mohammad Abu-Ghazaleh
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF FRESH DEL MONTE PRODUCE INC.

Date:	Wednesday, May 1, 2019

Time:	11:30 a.m., Eastern Time

Place:	The Hyatt Regency, 50 Alhambra Plaza, Coral Gables, Florida 33134

Purpose:	(1) Elect two directors for terms expiring at the 2022 Annual General Meeting of Shareholders;

(2) Approve and adopt the Company’s financial statements for the fiscal year ended December 28, 2018;

(3) Ratify the appointment of Ernst & Young LLP as independent registered certified public accounting firm for the fiscal year ending December 27, 2019;

(4) Approve, by non-binding vote, executive compensation for the 2018 fiscal year; and

(5) Transact other business properly presented at the Annual General Meeting or any postponement or adjournment thereof.

Record Date:	March 12, 2019—Owners of Ordinary Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual General Meeting.

Voting by Proxy:
Please submit a proxy card or, for Ordinary Shares held in street name, voting instruction form, as soon as possible so your Ordinary Shares can be voted at the Annual General Meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your Ordinary Shares are held in street name, you may have the choice of instructing the record holder as to the voting of your Ordinary Shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank or other nominee.

Admission to the Annual General Meeting:
Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

Marlene M. Gordon Senior Vice President, General Counsel and Secretary
[DATE]

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 1, 2019
Copies of the enclosed Proxy Statement for the 2019 Annual General Meeting and the Annual Report
to Shareholders for the fiscal year ended December 28, 2018 are also available at
http://freshdelmonte.com under the "Investor Relations" tab.

i

FRESH DEL MONTE PRODUCE INC.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33134
PROXY STATEMENT
The enclosed proxy card is solicited by the board of directors (the “board”) of Fresh Del Monte Produce Inc., an exempted limited company incorporated under the laws of the Cayman Islands (the “Company”), for use at the 2019 Annual General Meeting of Shareholders to be held on Wednesday, May 1, 2019, at 11:30 a.m., Eastern Time, at the Hyatt Regency, 50 Alhambra Plaza, Coral Gables, Florida, and at any postponements or adjournments thereof. Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)
The proxy materials are being sent to shareholders beginning on or about [DATE]. The cost of the solicitation of proxies will be paid by the Company. You may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the Annual General Meeting. The solicitation is to be made primarily by mail, and the Company does not intend to use a proxy solicitor.

VOTING
Whether or not you plan to attend the Annual General Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the Internet to grant your proxy and vote. Telephone and Internet voting instructions are provided on the proxy card.
If your Ordinary Shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee’s voting processes.
The Ordinary Shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver to us your proxy card, but you mark no instructions on it with respect to any of the proposals, the Ordinary Shares represented by your proxy will be voted FOR the election as directors of the two nominees proposed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. Alternatively, you can vote by telephone or the Internet using the instructions outlined on your proxy card.
Under the laws of the Cayman Islands and our Articles of Association, the affirmative vote of a majority of the Ordinary Shares present in person at the Annual General Meeting, or represented by proxy, is necessary for approval of each of Proposal 1, Proposal 2, Proposal 3, and Proposal 4. Abstentions will have no effect on the outcome of the vote for any of the Proposals under Cayman Islands law.
Under NYSE rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who have not furnished voting instructions. These are called “discretionary” items. Proposal 2 and Proposal 3 are considered “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from their clients. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items will result in so-called “broker non-votes.” Proposal 1 and Proposal 4 are considered “non-discretionary” items. In the case of Proposal 1 and Proposal 4, broker non-votes will not be counted and will have no effect on the vote for purposes of Cayman Islands law.
The board is not aware of any other matters to be presented for action at the Annual General Meeting, but if other matters are properly brought before the Annual General Meeting, Ordinary Shares represented by properly completed proxies received by mail, telephone or the Internet will be voted in accordance with the judgment of the persons named as proxies.
Shareholders have the right to revoke their proxies at any time before a vote is taken by (1) notifying the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, (2) executing a new proxy card bearing a later date or by voting by telephone or the Internet on a later date, provided the new proxy is received by Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky, 40233 by 11:59 p.m., Eastern Time, on April 30, 2019, (3) attending the Annual General Meeting and voting in person or (4) any other method available to shareholders by law.
The close of business on March 12, 2019 has been fixed as the record date for the Annual General Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock and the only issued shares of the Company are the Ordinary Shares. There were [XX] Ordinary Shares issued and outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each Ordinary Share held. The holders of a majority of the Ordinary Shares issued and outstanding on the record date, present in person or represented by valid proxy received by mail, telephone or the Internet, will constitute a quorum at the Annual General Meeting.
All votes cast at the Annual General Meeting will be tabulated by Shareowner Services, which has been appointed the independent inspector of election. The tabulation by Shareowner Services will determine whether or not a quorum is present.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors unanimously recommends a vote
FOR the election of all the below nominees
At the date of this proxy statement, the board consists of eight members, five of whom are non-employee directors. At the Annual General Meeting, two directors are proposed for election for terms that will expire at the 2022 Annual General Meeting of Shareholders. The other directors will serve the remainder of their respective terms, which expire at the 2020 and 2021 Annual General Meetings of Shareholders as set forth below.
All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. Amir Abu-Ghazaleh is a current director of the Company. Mary Ann Cloyd has been nominated by the board to stand for election at the annual meeting. After many years of distinguished service, Edward L. Boykin will be retiring from the board at the May 2019 Board meeting. Mary Ann Cloyd was recommended as a candidate for our board of directors by the Chairman and Chief Executive Officer of the Company and another board member of the Company.
If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy shall have the right to vote according to their judgment for another person instead of the unavailable nominee.
The governance committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the board as a whole, in accordance with its charter and the Company’s corporate governance guidelines. The governance committee takes into account each individual’s background, as well as considerations of diversity, age, skills and experience in the context of the needs of the board. The governance committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities and independence from management. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, and the board does not have a formal diversity policy, as a matter of practice, the board considers diversity in the context of the board as a whole and takes into account, among other factors, considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.
Our global branded Company is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages and snacks in Europe, Africa and the Middle East. Our directors’ collective experience encompasses the areas of technology, marketing, international business and finance, economics and public policy. Each of them has held senior positions in government or as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They also have significant experience in corporate governance and management oversight through their positions as senior executives and as directors of other public companies, and several have served as members of audit, compensation and governance committees at these companies, as well as at the Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the board’s oversight role, and enable our directors to provide diverse perspectives about the complex issues facing the Company.
The following table highlights specific qualifications, skills and experiences considered by the governance committee in concluding that the Company’s existing directors and Mary Ann Cloyd, a nominee for election to the board should serve on the Company’s board of directors. Additional biographical details about our nominees and continuing directors follow.

Director Nominee	Qualifications, Skills and Experience
Amir Abu-Ghazaleh
• Operating and management experience in wholesale fresh fruit-related businesses, including at executive officer level
• Core management skills gained through over 30 years of experience as general manager of Abu-Ghazaleh International Company and general manager and partner of Abu-Ghazaleh & Sons Co. Ltd., including in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
• Experience in marketing, customer service, finance and international business
• Experience in governance matters through public and private company directorship experience

Director Nominee	Qualifications, Skills and Experience
Mary Ann Cloyd
• Over 39 years in public accounting/advisory firms in both client service and operational roles, including 25 years as a partner with PwC. Served clients in a variety of industries, including companies engaged in pharmaceutical and biotechnology, retail and distribution, manufacturing and energy
• Core management skills, including managing and growing business units, senior leadership development, evaluation of strategic opportunities and challenges and training as a Certified Public Accountant
• Experience in risk management and oversight
• Experience in governance matters through public and private company directorships, including experience with matters addressed by governance, audit, risk, human resource and compensation committees
• Retired Certified Public Accountant
• Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Michael J. Berthelot
• Operating and management experience in manufacturing and distribution businesses, including experience as chief executive officer of a publicly traded multinational manufacturing and distribution business for 14 years and as a director and/or chief executive officer of a publicly traded company subject to FDA oversight for four years
• Core management and leadership skills gained through experience overseeing and managing multinational operations at the director and chief executive officer levels, including experience in evaluating strategic development opportunities and challenges, risk management, senior leadership development, vendor and customer relationships, competitive and financial positioning and shareholder relationships
• Experience in financial reporting, taxation, accounting and financial controls, business combination transactions, divestiture, restructuring and international business operations, including training as a Certified Public Accountant
• Experience in governance matters through public and private directorships over 30 years, as a consultant on governance best practices and as a faculty member at a leading university, and including experience with matters addressed by compensation, governance and audit committees
• Independent of Company management

Robert S. Bucklin
• Over 35 years of experience in banking and finance, including commercial banking, corporate finance, funding and investment banking, and mergers and acquisitions
• Core management and leadership skills gained as senior executive with oversight of complex financial transactions, leadership development, competitive positioning and risk management and oversight
• Extensive experience in food and agribusiness research and financing
• Familiarity with agricultural practices through banking relationships and company directorships
• Independent of Company management

Madeleine L. Champion
• Management experience in the global financial services industry, including over 10 years in agribusiness financing
• Core management skills, including managing different business lines and overseas offices, competitive and financial positioning, strategic orientation, thought leadership on global economic trends and perspectives
• Experience in marketing, finance, credit and risk management, including leadership of an international banking association addressing global regulatory, compliance and risk issues
• Experience in compliance, governance and compensation oversight including in positions as treasurer of a major bank's international holding company and as director of an international banking subsidiary
• Independent of Company management

Mohammad Abu-Ghazaleh
• Over 45 years of operations and management experience in fresh produce-related businesses, including as Chairman and Chief Executive Officer of the Company
• Core management skills gained through experience managing multinational fresh and prepared food businesses, including at chief executive officer level, including managing and developing businesses, vendor and customer relationships, distribution and sourcing, productivity, competitive positioning, senior leadership development, quality control and evaluation of strategic opportunities and challenges
• Experience in governance matters through public and private company directorships
• Experience in risk management and oversight

Continuing Directors	Qualifications, Skills and Experience
John H. Dalton
• Over 40 years of experience in the formulation of policies and strategies in government and financial services companies providing banking, insurance, and investment products
• Core management skills and experience, including investments, finance, financial reporting, financial controls and international business operations
• Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
• Experience in risk management and oversight
• Independent of Company management

Ahmad Abu-Ghazaleh
• Over 15 years of experience and expertise in global operations, including experience as chief executive officer of publicly traded companies
• Core management skills and leadership skills gained as senior executive and board member with oversight of complex negotiations, overseeing and managing operations, evaluating strategic development opportunities and challenges, competitive positioning and shareholder relationships
• Extensive experience in transportation and food industry
• Familiarity with all aspects of the Company’s business

Information Regarding Nominees and Continuing Directors
Set forth below is information with respect to the nominees and each other director of the Company continuing in office after the Annual General Meeting.

Nominees for Election to the Board of Directors for a
Term Expiring at the 2022 Annual General Meeting of Shareholders (Class I)
Amir Abu-Ghazaleh—72, Director. Mr. Abu-Ghazaleh has served as a Director since 1996. He is the General Manager of Ahmed Abu-Ghazaleh & Sons Co. Ltd. Since 2012, Mr. Abu-Ghazaleh has served as the Chairman of Abu-Ghazaleh Investments (AGI). He was previously the General Manager of Abu-Ghazaleh International Company from 1987-2011. Mr. Abu-Ghazaleh has over 20 years of experience in the fresh produce industry, with extensive knowledge of the Middle East markets. Mr. Abu-Ghazaleh also serves on the boards of directors of Clemenceau Medical Center, Arab Wings and Royal Jordanian Air Academy. From 2001 to 2010, Mr. Abu-Ghazaleh served on the board of directors of International General Insurance Co. Ltd. Jordan. Mr. Abu-Ghazaleh and Mr. Mohammad Abu-Ghazaleh are brothers, and Mr. Abu-Ghazaleh is the uncle of Mr. Ahmad Abu-Ghazaleh.
Mary Ann Cloyd—64, Director Nominee. Ms. Cloyd was a senior Partner with PricewaterhouseCoopers LLP, until her retirement in June 2015. Ms. Cloyd is a retired Certified Public Accountant. Between 2004 and 2013, she served on both PwC's Global and U.S. Boards of Partners and Principals. She has been on the boards of directors of Bellerophon Therapeutics, Inc., a clinical-stage biotherapeutics company, since February 2016 and NCMIC Group, Inc., a mutual insurance and financial services company, since April 2018. During her 25 years as a partner at PwC, Ms. Cloyd served in multiple leadership positions. For example, from 2011 until her retirement, led PwC's Center for Board Governance. Ms. Cloyd also is on the Board of Directors for the Geffen Playhouse, the Board of Trustees of the PricewaterhouseCoopers Charitable Foundation, Inc. and the Advisory Board of the UCLA Iris Cantor Women's Health Center.

Members of the Board of Directors for a
Term Expiring at the 2020 Annual General Meeting of Shareholders (Class II)
Michael J. Berthelot—68, Director. Mr. Berthelot has served as a Director since 2006, and is a Certified Public Accountant. He is the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm and since 2010 Managing Principal and founder of Corporate Governance Advisors Inc., a consulting firm that provides board evaluation and advisory services. He is also a faculty member of the University of California San Diego's Rady School of Management, where he teaches corporate governance in the MBA program. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly traded multinational manufacturing firm, and from 2003 until 2006, he continued to serve as its non-executive Chairman. Mr. Berthelot served on the board of directors of Pro-Dex, Inc. from 2009 to 2013, where he also served as the Chief Executive Officer and President from 2012 to 2013.
Robert S. Bucklin—69, Director. Mr. Bucklin has served as a Director since 2014. Mr. Bucklin retired in 2013 as Vice Chairman of Rabobank International’s North America Wholesale Banking, a position he held since 2010. Mr. Bucklin served as Chief Corporate Banking Officer of Rabobank International from 1994 to 2010, and as the Senior Vice President and Manager of the Dallas office of Rabobank International from 1993 to 1994. Prior to joining Rabobank International, Mr. Bucklin served as President and Chief Operating Officer of First City-Dallas bank from 1991 to 1993. Mr. Bucklin currently serves on the board of directors of on the board of directors of the following privately held entities: the OSI Group, LLC, and Bay State Milling Company. He served on the board of directors for RiceBran Technologies, a publicly held company from September 2017 to December 2018, and Agrivida, Inc. from August 2014 to December 2018. Mr. Bucklin served on the board of directors of Frequentz Inc., a privately held entity from February 2016 to February 2018. Mr. Bucklin was a member of the Advisory Board for Jacob Stern & Sons until December 2018. He also served as an Investment Advisor to Cultivian Sandbox, an agribusiness venture capital fund until December 2018.
Madeleine L. Champion—74, Director. Ms. Champion has served as a Director since 2009. She is the Chief Executive Officer of Champion Global Advisors, LLC, an international management and trade consultancy company. She was previously Managing Director/Senior Vice President, International Banking at JP Morgan Chase & Co. from 2004 to 2008. Prior to that, Ms. Champion served as Managing Director and Head of Emerging Markets, International Financial Institutions, at Banc One Capital Markets, Inc. from 2001 to 2004. From 1997 to 2001, she held various other management positions at Bank One, N.A. Beginning in 1982, as head of the Latin America Division at Fidelity Bank in Philadelphia, she established and managed the Global Fruit Trade Finance Division. In 2005, Ms. Champion became the first woman to be elected President of the Bankers' Association for Finance and Trade (BAFT), an affiliate of the American Bankers Association. In 2011, she was elected by the U.S. Treasury to the Board of Citizens Republic Bancorp (under the Capital Purchase program) and served on the Audit and Governance Committees until 2013 when the Bank was merged with FirstMerit. Ms. Champion has previously served on a number of boards, including the board of the Port of Philadelphia and Camden. She also sat on the International Trade Committee of the United Fruit and Vegetable Association.

Members of the Board of Directors for a
Term Expiring at the 2021 Annual General Meeting of Shareholders (Class III)
Mohammad Abu-Ghazaleh—77, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to 2010, he served as Chairman and Chief Executive Officer of IAT Group Inc. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the board of directors of United Cable Company, Inc. He served on the board of directors of Bank Misr Liban from 2007 to September 2018. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. Mr. Abu-Ghazaleh is Mr. Ahmad Abu-Ghazaleh's father.
John H. Dalton—77, Director. Secretary Dalton has served as a Director since 1999. Mr. Dalton retired in June 2017 as the President of the Housing Policy Council of the Financial Services Roundtable, which represents 100 of the largest integrated financial services companies providing banking, insurance, and investment products and services. Formerly, he was President of IPG Photonics Corporation. He has held four presidential appointments requiring confirmation by the United States Senate. Secretary Dalton served as Secretary of the Navy from 1993 through 1998. He served on the President's Advisory Council on the Arts from 1999 until 2001. He served as a member and Chairman of the Federal Home Loan Bank Board from 1979 through 1981. Secretary Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of Housing and Urban Development from 1977 through 1979. Secretary Dalton currently serves on the boards of directors of Crius Technology Group, LLC. From December 2017 to September 2018, he served on the board of directors of Newmark Group Inc. From 2004 to December 2017, Secretary Dalton. served on the board of directors of WashingtonFirst Bancshares, Inc. From 2000 to 2011, Secretary Dalton served on the board of directors of IPG Photonics Corporation.
Ahmad Abu-Ghazaleh—42, Director. Mr. Abu-Ghazaleh has served as a Director since 2018. He currently serves as the Chairman of United Cables Industries Company (UCIC), a publicly traded company, a position he has held since 2013. Since 2003, Mr. Abu-Ghazaleh has served as the Vice Chairman and Chief Executive Officer of the Royal Jordanian Air Academy, Arab Wings, Queen Noor Technical college and Gulf Wings. He is also Vice Chairman and Chief Executive Officer of the Abdali Celemenceau Hospital project in Amman, Jordan. He is the founder of the MMAG Foundation campus in Amman, a free art school, exhibition space and community center. Mr. Abu-Ghazaleh is an active member of several museum councils and advisory groups. Mr. Abu-Ghazaleh currently serves on several boards of directors of private and public organizations including, Banque Misr Liban since September 2018, Queen Rania Foundation, Endeavor Jordan and The American Center for Oriental Research (ACOR). He has served as the Chairman of Augustus Management International from July 2016. He served as the Chairman of National Poultry Company (NPC), a publicly traded company, from October 2017 to June 2018. He also previously served on the boards of directors of Arab Pharmaceutical Company and Modern Pharma, both publicly traded companies that were merged and sold to Hikma Pharmaceuticals (HIK:Lon). Mr. Abu-Ghazaleh is the son of Mr. Mohammad Abu-Ghazaleh and the nephew of Mr. Amir Abu-Ghazaleh.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2018
Director Compensation
The following table shows for the fiscal year ended December 28, 2018, certain information with respect to the compensation of all non-employee directors of the Company. Employee directors of the Company do not receive compensation for their participation on the board; therefore, Mr. Mohammad Abu-Ghazaleh received no additional compensation for his service as a director in fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)
Amir Abu-Ghazaleh	90,000	124,975	214,975
Salvatore H. Alfiero(3)	73,333	124,975	198,308
Michael Berthelot	120,000	124,975	244,975
Edward L. Boykin	155,000	124,975	279,975
Robert S. Bucklin	110,000	124,975	234,975
Madeleine Champion	102,500	124,975	227,475
John H. Dalton	112,500	124,975	237,475
Ahmed Abu-Ghazaleh (4)	60,000	83,304	143,304
 ________________

(1)
Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees and committee and/or chairmanship fees for the Company’s 2018 fiscal year.

(2)
Amounts reflect the full grant date fair value of a grant of restricted shares, determined in accordance with Financial Accounting Standards Boards ASC 718-10 Compensation - Stock Based Compensation. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2018. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018. This grant is based on the 2014 Omnibus Plan which was approved by the shareholders in 2014.

(3)	Mr. Salvatore H. Alfiero resigned from the Board effective August 31, 2018.

(4)	Mr. Ahmed Abu-Ghazaleh became a Director beginning May 2, 2018 and received a stock award pro-rated on his term of service.

Compensation Benchmarking and Peer Group. The Company periodically reviews its director compensation with an independent compensation consultant. This periodic compensation review was put in place to ensure that the non-employee directors’ compensation structure is reviewed on a periodic basis to achieve its objective of attracting and retaining qualified directors. The compensation program is comprised of three components: (1) board service compensation: (2) committee service compensation; and (3) equity based compensation and ownership guidelines in order to closely align director's interests with those of shareholders. In August 2017, the compensation committee engaged Willis Towers Watson to review the compensation program for the Company's Board of Directors and benchmark the current program to programs of a nationally recognized peer group companies. As a result, effective January 1, 2018, the Board approved the following regarding director compensation: (i) increase the annual board retainer from $80,000 to $90,000, (ii) increase the cash retainer for the chair of the Governance Committee from $10,000 to $12,500. In the August 2018 review, Willis Towers Watson reported that the Company's total board service cash compensation was at the 50th percentile of the peer group and the value of the annual equity award is at the 45th percentile of the peer group. They also reported that the compensation for the chair of the Governance Committee is at the 46th percentile. Based on that review, no change was made to the director compensation program for 2019.
Annual Retainer. The 2018 annual retainer fees paid to non-employee directors of the Company are detailed in the following table. Directors are also eligible for reimbursement of their expenses incurred in attending board meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director.

Annual Retainer for	Annual Retainer Fees paid ($)
Non-employee Board Member	90,000
Audit Committee Member	15,000
Compensation Committee Member	7,500
Governance Committee Member	5,000
Board Committee Chair and Lead Independent Director Retainers. In addition to the annual committee retainer described above, for 2018, the Company paid annual retainers to each of the chairs of the committees as shown below. In addition, the Lead Independent Director received a separate annual retainer equal to the amount indicated in the table below:

Annual Retainer for	Annual Retainer Fees paid ($)
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Governance Committee Chair	12,500
Lead Independent Director	35,000

Total Cash Compensation Paid in Fiscal Year 2018. In fiscal year 2018, the total cash compensation paid to our non-employee directors for service on the board or committees of the board was $823,333.
Share Ownership Policy. We have a share ownership and retention policy that applies to non-employee directors. Under the policy, non-employee directors are expected, within five years of the director’s appointment, to acquire and hold 5,000 Ordinary Shares. Each of our non-employee directors is in compliance with this policy or are proceeding reasonably towards timely compliance. In addition to these general share ownership requirements, as part of the non-employee directors’ compensation program which began in 2010, directors are required to hold 50% of their annual award of restricted stock until six months after they leave the Company’s board. The Company believes that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value.
Equity Compensation. In 2018, each non-employee board member received grant of restricted shares under the Company's equity compensation plan equivalent to $124,975 based on the fair market value of the Company’s Ordinary Shares on the first trading day of each year. This design was established based on Willis Towers Watson’s prior study of our board’s equity compensation and our policy to maintain director equity compensation at the approximate median for our peer group of companies. On January 2, 2018, each non-employee board member was granted 2,663 Ordinary Shares based on the fair value grant price of $46.93. Fifty percent of these awards vest on the date of grant and the 50% vest six months after the date the director ceases to serve on the Board for any reason.
On December 28, 2018, the aggregate number of option awards and restricted shares (i.e., shares subject to the retention requirement) outstanding for each director was as follows: Salvatore H. Alfiero—0 and 15,601 ; Michael J. Berthelot—0 and 15,601; Madeleine Champion—6,000 and 15,601; John H. Dalton—6,250 and 15,601; Edward L. Boykin—0 and 15,601; Amir Abu-Ghazaleh—0 and 15,601; Robert Bucklin—0 and 5,553; Ahmed Abu-Ghazaleh - 0 and 843, respectively. In addition to the options and restricted shares outstanding, certain non-employee directors hold additional Ordinary Shares that they purchased using at least 50% of a one-time payment of $21,000 paid to each non-employee board member who was a current member on July 1, 2009. At the minimum, each of these non-employee board members has purchased 500 Ordinary Shares. They are required to retain these Ordinary Shares for at least six months after leaving the board.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines
The board has adopted corporate governance guidelines that provide the framework for the governance of the Company. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The board reviews these guidelines and other aspects of its governance periodically. The guidelines are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
The Chief Executive Officer of the Company, Mohammad Abu-Ghazaleh, is also the Chairman of the Board. This structure reflects the significant shareholdings in the Company of the Abu-Ghazaleh family, but also serves other purposes. While it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, the board currently believes that the Company and its shareholders are best served by having Mr. Abu-Ghazaleh hold both of these positions concurrently. Notably, the Company believes that this leadership structure promotes accountability and clarity in the direction of the Company's business strategy. The board’s leadership structure also includes the role of lead independent director, and Mr. Boykin has served in that capacity since 2008. The lead independent director’s responsibilities include acting as chairman for all meetings of the non-employee and independent directors, convening meetings of the independent directors on the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman and the non-employee and independent directors.

Board’s Role in Risk Oversight
The board as a whole has responsibility for risk oversight, which it fulfills directly and through its committees, depending on the nature of the risks. Oversight is supported by management reports, reports by the Company’s independent auditors and advisors, as well as visits to the Company’s operations, all of which are intended to provide visibility to the board or the relevant committees about the identification and management of key risks and exposures. These include competitive, operational, financial, legal, compliance, information technology and reputational risks. The board and its committees also have regular executive sessions with the head of internal audit, as well as with the independent accountants and, where appropriate, other advisors, without any other management personnel present. The allocation of risk oversight among the board and its committees is summarized below.

Board / Committee	Primary Areas of Risk Oversight

Board
Strategic, financial and execution risks and exposures associated with the Company’s operations, including matters affecting capital allocation; major litigation exposures; significant regulatory changes that present risks or may otherwise affect the Company’s business operations; senior management succession planning; major acquisitions and divestitures; and other matters that present material reputational risk or risk to the Company’s operations, plans and prospects, taken as a whole.

Audit Committee
Risks and exposures associated with financial reporting, the Company’s public disclosures; internal control over financial reporting; legal compliance; financial policies; and credit and liquidity matters.

Governance Committee	Risks and exposures relating to corporate governance; sustainability; corporate social responsibility; the environment; and director succession.

Compensation Committee	Risks and exposures associated with the Company’s compensation programs and arrangements.

Meetings of the Board
The board had four regularly scheduled meetings during fiscal year 2018. The Company’s non-employee directors meet at regularly scheduled executive sessions, without any members of management present. The Company’s independent directors meet separately, without the participation of directors who do not qualify as independent directors. During fiscal year 2018, the non-employee directors had three meetings.
Each director has full access to the Company’s management.

Directors are expected to attend all meetings of the board and each committee on which they serve. In fiscal year 2018, the board held four meetings and committees of the board held a total of sixteen meetings. No director attended less than 75% of the total number of meetings of the board and committees of the board on which he or she served during the period that he or she served. Although the Company does not have a formal policy with respect to director attendance at annual general meetings of shareholders, all directors are expected to attend, and all of the Company’s directors then in office attended the Company’s 2018 Annual General Meeting of Shareholders.

Communication with the Board
Shareholders or other interested parties may contact any individual director by writing to them in care of the Company’s general counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. The Company’s general counsel will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the audit committee. Prior to forwarding any correspondence, the general counsel will review such correspondence and, in her discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The general counsel also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter. The policy is available on the Company’s Web site at www.freshdelmonte.com by clicking on “Investor Relations” and then “Corporate Governance” tab.

Director Independence
The Company’s corporate governance guidelines provide that the board must have a majority of directors who are independent as required by NYSE listing standards. The listing standards require the board to affirmatively determine that each director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director, and specifically preclude an independence determination in the case of specified relationships. The board considers relationships involving directors and their immediate family members that may implicate any of the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by directors and, as necessary, inquiries of other relevant parties. During fiscal year 2018, there were no such relationships.
The board has determined that the following directors are independent as required by the NYSE listing standards and the Company’s corporate governance guidelines: Michael J. Berthelot, Edward L. Boykin, Robert S. Bucklin, Madeleine L. Champion and John H. Dalton. The board has also determined that Mary Ann Cloyd, a nominee for election to the Board, would qualify to serve as an independent director upon election.
All members of the audit committee, the compensation committee and the governance committee are independent directors as required by applicable law and NYSE listing standards.

Code of Conduct and Business Ethics Policy
The Company has a code of conduct and business ethics policy that applies to every employee and to its directors. The code is designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of the Company’s business. The code specifically addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process. The code is available on, and the Company will disclose any amendments to, or waivers of, the code relating to its directors or executive officers on its Web site at www.freshdelmonte.com under the “Investor Relations” tab in accordance with applicable law and NYSE listing standards.

Board Committees
The Board has an audit committee, a compensation committee and a governance committee. The Board has adopted a written charter for each of these committees. Board committee charters are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under the Company’s corporate governance guidelines, each committee may retain consultants for assistance in carrying out its responsibilities. The following table shows the current directors and the members of each of the board’s committees and the number of committee meetings held during fiscal year 2018:

	Audit	Compensation	Governance
Mohammad Abu-Ghazaleh	—	—	—
Amir Abu-Ghazaleh	—	—	—
Michael J. Berthelot *	X	Chair	—
Edward L. Boykin *	Chair	—	X
Robert S. Bucklin *	X	—	X
Madeleine L. Champion *	—	X	Chair
John H. Dalton *	X	X	—
Number of meetings	8	4	4
_______________

*	Independent director. Mr. Boykin currently serves as the lead independent director. Mr. Boykin will retire from the Board at the Annual General Meeting.
Chair = chairman
X = member
The Audit Committee
The audit committee (i) appoints, retains and evaluates the selection of independent auditors for the Company, (ii) confirms the scope of audits to be performed by such auditors and (iii) reviews audit results and the Company’s accounting and internal control procedures and policies. The audit committee also reviews and recommends approval of the audited financial statements of the Company and the quarterly and annual filings of the Company with the Securities and Exchange Commission (“SEC”). In addition, the audit committee has the authority to monitor and oversee compliance matters relating to the conduct of the Company’s business.
Each member of the audit committee meets the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that Edward L. Boykin and Michael J. Berthelot each qualify as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The compensation committee (i) reviews the Company’s general compensation structure and (ii) reviews and recommends the compensation and benefits of directors, the Chief Executive Officer, President and Chief Operating Officer and other executive officers, subject to approval by the board. The compensation committee also acts as the administrator for the Company’s 1999 Share Incentive Plan, 2011 Omnibus Share Incentive Plan and 2014 Omnibus Share Incentive Plan and reviews and recommends approval of all reports in respect of executive and other compensation required to be made by the Company with the SEC.
The compensation committee has engaged Willis Towers Watson as its consultant. The consultant conducted studies and provided recommendations to the committee on matters pertaining to the compensation of the Chief Executive Officer, the President and Chief Operating Officer and other executive officers and the board. Further information about the role of the committee’s consultant in the design and implementation of the Company’s executive compensation programs is provided in the section of this proxy statement captioned Executive Compensation under the heading “Compensation Discussion and Analysis.”
The compensation committee also has the responsibility to review and make recommendations to the board with respect to the compensation of members of the board and its committees (including fees and equity awards). The committee took into consideration the consultant's study of peer group boards of directors’ compensation in recommending the changes to board compensation. Further information about recent changes to director compensation is provided in the section of this proxy statement captioned Director Compensation for Fiscal Year 2018.

Each member of the compensation committee meets the independence requirements of the NYSE and Rule 10c-1 under the Exchange Act. In addition, the Compensation Committee members each qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Governance Committee
The governance committee develops policy on the size and composition of the board, criteria for director nomination, procedures for the nomination process, and provides oversight of the Company's policies and programs with respect to sustainability, corporate social responsibility and the environment. The committee identifies and recommends candidates for election to the board. The committee reviews and makes recommendations to the board and/or management with respect to corporate governance issues and management succession plans. Each member of the governance committee meets the independence requirements of the NYSE.

Nomination Process
The governance committee considers shareholder recommendations for director nominees. A shareholder desiring the committee to consider any person for nomination for election to the board must deliver a written submission to the governance committee in care of the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include:

•	the candidate’s name and contact information;

•
a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to, or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act;

•	a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith;

•
any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the Exchange Act or otherwise be required to be provided pursuant to the Company’s Articles of Association; and

•	the written consent of the candidate to serve as a director, if elected.
Such submission should include an undertaking to submit to the corporate secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
Any nomination by a shareholder of any person for election to the board of the Company must comply with the foregoing and the requirements of the Company’s Articles of Association (Articles 36(b) and 56), which are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
Recommendations for nomination and nominations that are made by shareholders in accordance with these procedures and, if applicable, the Company’s Articles of Association will receive the same consideration as recommendations or nominations initiated by the governance committee.
In its assessment of each person considered for nomination, the governance committee considers the board’s and the Company’s needs at the time and reviews the candidates for nomination as director in light of the entirety of their credentials, including:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to board duties;

•	their potential contribution to the diversity and culture of the board;

•
their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company; and

•	their independence from management under requirements of applicable law and listing standards.
The committee reviews each candidate’s information and assesses each candidate’s credentials based on the criteria described above. Based on its assessment of each candidate, the committee will make recommendations regarding potential director candidates to the board.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE 2018 FISCAL YEAR FINANCIAL STATEMENTS
The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2018 fiscal year financial statements
The financial statements of the Company for the fiscal year ended December 28, 2018 are being submitted to the shareholders for approval and adoption. The Company’s 2018 fiscal year financial statements appear in the Company’s Annual Report to Shareholders accompanying this proxy statement.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for 2019
The audit committee has selected Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending December 27, 2019 and has directed that management submit the selection of the independent registered certified public accounting firm to the shareholders for ratification at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered certified public accounting firm is not required by the Company’s Memorandum and Articles of Association. However, the Company is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP.

Audit and Non-Audit Fees
The following table presents all fees billed or expected to be billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for its 2018 and 2017 fiscal years, and fees billed or expected to be billed for other services rendered to the Company by Ernst & Young LLP:

	Fiscal Year
(U.S. dollars in millions)	2018	2017
Audit fees(1)	$5.0	$4.1
Audit-related fees (2)	0.1	0.3
Tax fees(3)	0.2	0.3
Total	$5.3	$4.7
 _______________

(1)
Audit fees consist of the fees and expenses for the audit of the Company’s annual consolidated financial statements, review of the interim financial statements contained in the quarterly reports and for statutory audits.

(2)	Audit-related fees consist of the fees billed for services that are reasonably related to the performance of the audit or review.

(3)	Tax fees consisted of fees for tax compliance and related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services
The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by Ernst & Young LLP, the Company’s independent registered certified public accounting firm (also referred to as independent auditors). Under the policy, each engagement to provide audit or non-audit services and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Recurring services, such as annual audit and interim review services relating to the Company’s financial statements, are generally approved on an annual basis, typically at the start of each fiscal year. The approvals for that type of service are generally effective for that fiscal year, whereas approvals of other services are generally effective for a period of six months. The committee may delegate authority to one or more of its members to approve any service, subject to a maximum fee limitation of $25,000. Services for which fees are expected to be in excess of $25,000 must be pre-approved by the entire audit committee. All audit and permitted non-audit services provided by Ernst & Young LLP during fiscal year 2018 were pre-approved in accordance with the Company’s policy.

The Company’s Chief Financial Officer is responsible for compliance with the Company’s pre-approval policy and must report any non-compliance to the committee.

Audit Committee Report
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Rule 3526 of the Public Company Accounting and Oversight Board, and considered the compatibility of non-audit services with the independent auditors’ independence.
The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held eight meetings during fiscal year 2018.
In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2018 for filing with the SEC. The committee and the board have also appointed, subject to shareholder ratification, Ernst & Young LLP as the Company's independent auditors.
Edward L. Boykin, Chairman
Michael J. Berthelot
Robert S. Bucklin
John H. Dalton

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
FOR THE 2018 FISCAL YEAR
The Board of Directors unanimously recommends a vote FOR the approval of the Advisory (Non-Binding) Vote Approving Executive Compensation of our named Executive Officers as disclosed in this Proxy Statement
The Company is providing shareholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). This vote is commonly referred to as a “say-on-pay” vote.
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Based on the voting results for the proposal considered by the Company's shareholders at the 2017 Annual General Meeting of Shareholders regarding the frequency of shareholder votes on executive compensation, and the consideration of these results by the Company's board of directors, the Company's board of directors has adopted a policy to hold an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on executive compensation. The Company is required to hold such votes on frequency at least every six years.
The Company’s executive compensation program is designed to align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term shareholder value. Accordingly, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create shareholder value. This balance is evidenced by the following:

•	A competitive, market-driven base salary;

•	An annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	A long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals; and

•	Equity awards, consisting of stock options and restricted stock units that vest over time.
Shareholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
This advisory vote on executive compensation is not binding on the Company’s Board of Directors and neither the Board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.
Adoption of Proposal 4 will require the affirmative vote of the majority of the Ordinary Shares represented in person or by proxy at the meeting.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES
The following table sets forth information as of February 22, 2019 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company, (c) each current and former executive officer included in the Summary Compensation Table below and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 48,280,598 Ordinary Shares outstanding on February 22, 2019. The numbers of Ordinary Shares reflected in the second column include (i) directly and indirectly owned Ordinary Shares; (ii) Ordinary Shares underlying stock options which are currently exercisable or which become exercisable within 60 days of February 22, 2019; (iii) vested restricted share awards; and (iv) vested restricted share unit awards and related vested dividend equivalent units. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose. Unless indicated otherwise below, the address of each beneficial owner is c/o Fresh Del Monte Produce Inc., 241 Sevilla Avenue, Coral Gables, Florida 33134.

Name of Beneficial Owner	No. of Ordinary Shares	Percent of Ordinary Shares (%)
Mohammad Abu-Ghazaleh (1)(5)	17,731,220	36.7
Amir Abu-Ghazaleh (2)(3)(4)	3,259,118	6.8
Sumaya Abu-Ghazaleh (3)(4)	2,731,666	5.7
Oussama Abu-Ghazaleh (3)(5)	2,551,223	5.3
Ahmad Abu-Ghazaleh (3)(6)	61,100	*
Michael J. Berthelot (2)	20,515	*
Edward L. Boykin (2)	20,615	*
Robert S. Bucklin (2)	15,521	*
Madeleine L. Champion (2)	33,793	*
John H. Dalton (2)	75,501	*
Richard Contreras (2)	53,849	*
Youssef Zakharia (2)	40,047	*
Emanuel Lazopoulos (2)	55,099	*
Marissa Tenazas (2)	45,306	*
All directors and executive officers as a group (21 persons)(7)	18,212,290	37.7
FMR LLC (8)	7,256,332	15.0
Dimensional Fund Advisors LP (9)	4,084,670	8.5
The Vanguard Group (10)	2,877,182	6.0
_______________

*	Less than 0.1%

(1)
Includes (i) an aggregate of 5,145,095 Ordinary Shares pledged by him to banks as security for loans; (ii) 96,600 Ordinary Shares underlying stock options; (iii) 35,215 vested restricted share unit awards and 1,217 related vested dividend equivalent units; and (iv) 12,330,838 Ordinary Shares over which he has shared voting power pursuant to a voting agreement, dated February 20, 2009, as amended (the “Voting Agreement”), which has been filed as Exhibit 15 to a Schedule 13D/A filed with the SEC on July 7, 2010, of which 1,702,143 Ordinary Shares have been pledged by Amir Abu-Ghazaleh to a bank as security for a loan, an aggregate of 2,285,000 and 2,000,000 Ordinary Shares have been pledged by other parties to the Voting Agreement to banks as security for loans and 20,000 Ordinary Shares are owned directly by Mr. Mohammad Abu-Ghazaleh's spouse and 40,000 Ordinary Shares are owned directly by Mr. Ahmad Abu-Ghazaleh's children.

(2)
Includes (i) for Ahmad Abu-Ghazaleh, 3,051 vested restricted share awards; (ii) for Amir Abu-Ghazaleh, 1,702,143 Ordinary Shares pledged by him to a bank as security for a loan, 6,198 vested restricted share awards; (iii) for Michael J. Berthelot, 2,207 vested restricted share awards; (iv) for Edward L. Boykin, 2,207 vested restricted share awards; (v) for Robert S. Bucklin, 7,761 vested restricted share awards; (vi) for Madeleine L. Champion, 6,000 Ordinary Shares underlying stock options and 8,485 vested restricted share awards; (vii) for John H. Dalton, 17,813 vested restricted share awards; (viii) for Richard Contreras, 49,911 vested restricted share unit awards and 3,462 related vested dividend equivalent units; (ix) for Youssef Zakharia, 33,270 vested restricted share unit awards and 1,934 related vested dividend equivalent units; (x) for Emanuel Lazopoulos, 51,098 vested restricted share unit awards and 3,492 related vested dividend equivalent units; and (xi) for Marissa Tenazas, 42,852 vested restricted share unit awards and 2,454 related vested dividend equivalent units.

(3)	Pursuant to the Voting Agreement, Mohammad Abu-Ghazaleh has shared voting power over such Ordinary Shares.

(4)	The business address of Amir Abu-Ghazaleh and Sumaya Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(5)	The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(6)
The business address of Ahmad Abu-Ghazaleh is Arab Wings, P.O. Box 15031, Amman 11134 Jordan. Includes an aggregate of (i) 40,000 Ordinary Shares beneficially owned directly by Mr. Ahmad Abu-Ghazaleh's children.

(7)
Includes an aggregate of (i) 11,132,238 Ordinary Shares which are pledged to banks as security for loans; (ii) 102,600 Ordinary Shares underlying stock options; (iii) 63,328 vested restricted share awards; (iv) 311,514 vested restricted share unit awards and 17,638 related vested dividend equivalent units; (v) 12,330,838 Ordinary Shares over which Mohammad Abu-Ghazaleh has shared voting power with persons who are not directors or executive officers of the Company, pursuant to the Voting Agreement, including 20,000 Ordinary Shares beneficially owned directly by Mr. Mohammad Abu-Ghazaleh's spouse, and 40,000 Ordinary Shares beneficially owned direcely by Mr. Ahmad Abu-Ghazaleh's children.

(8)
Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) according to a Schedule 13G/A filed with the SEC on February 13, 2019, which indicates that Fidelity Management & Research Company (“Fidelity”) and Strategic Advisers, Inc. IA (“SAIIA”) are the beneficial owners of 6,202,010 Ordinary Shares and 1,054,322 Ordinary Shares, respectively, in their capacity as investment advisers. Each of Fidelity and SAIIA is wholly owned, directly or indirectly, by FMR. The business address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(9)
Reflects Ordinary Shares beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) according to a Schedule 13G/A filed with the SEC on February 8, 2019, which indicates that Dimensional and certain other commingled group trusts and separate accounts are the beneficial owners of 4,028,857 Ordinary Shares and 55,813 Ordinary Shares, respectively, in their capacity as investment advisers. The business address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)
Reflects Ordinary Shares beneficially owned by The Vanguard Group ("Vanguard") according to a Schedule 13G/A filed with the SEC on February 11, 2019 which indicates that Vanguard and certain other commingled group trusts and separate accounts are the beneficial owners of 2,841,222 Ordinary Shares and 35,960 Ordinary Shares, respectively, in their capacity as investment advisers. The business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the rules thereunder require the Company’s directors and executive officers to file reports of their ownership and changes in ownership of Ordinary Shares with the SEC. Company personnel generally prepare these reports on the basis of information obtained from each director and executive officer. Based solely upon a review of reports filed under Section 16(a) of the Exchange Act by the Company's directors and executive officers and written representations received from such persons, we believe that all reports that were required by Section 16(a) of the Exchange Act to be filed by directors and executive officers of the Company during the fiscal year ended December 28, 2018 were filed on time.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
The board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves board members, Company executive officers, beneficial owners of more than 5% of the Ordinary Shares, their immediate family members, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. We refer to these as related person transactions and to the persons or entities involved as related persons.
The board has adopted a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its Code of Conduct and Business Ethics Policy, which requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. The Company’s directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.
Under the board’s policy, the audit committee evaluates related person transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the audit committee or the board, as applicable.
The audit committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Related person transactions involving directors are also subject to board approval or ratification when so required under applicable law and subject to disclosure pursuant to the Company’s Articles of Association.

RELATED PERSON TRANSACTIONS

At December 28, 2018, the close of our most recent fiscal year, members of the Abu-Ghazaleh family, including Mohammad Abu-Ghazaleh, our Chairman and Chief Executive Officer, Amir Abu-Ghazaleh, a director of the Company, and Ahmad Abu-Ghazaleh, a director nominee of the Company, owned approximately 37% of the Company's outstanding Ordinary Shares. Mr. Mohammad Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. Mr. Ahmed Abu-Ghazaleh is Mr. Mohammad Abu-Ghazaleh's son and Mr. Amir Abu-Ghazaleh's nephew. The Abu-Ghazaleh family members entered into an amended and restated Voting Agreement, pursuant to which (among other things) they granted Mohammad Abu-Ghazaleh an irrevocable proxy for as long as they hold the Ordinary Shares to vote all of the Ordinary Shares beneficially owned by them and agreed to grant additional such proxies on an annual basis until the termination of the Voting Agreement.
In April 2009, the board adopted the Company’s Aircraft Travel Policy to clarify and document the procedures and safety requirements with respect to the authorization to use private or charter aircraft in which Mohammad Abu-Ghazaleh, the Company’s Chairman and Chief Executive Officer, has an interest for business travel by Mr. Abu-Ghazaleh and such other persons as he may designate, in any case in which payment of or reimbursement for the cost thereof is sought from the Company. In fiscal year 2018, we incurred approximately $2.3 million of air charter expenses with respect to an aircraft that is indirectly owned by Mr. Abu-Ghazaleh. The rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft.
Marissa R. Tenazas was the Company's Senior Vice President, Human Resources and an executive officer until her retirement on December 31, 2018. Her husband, Jimenez Tenazas, was the Company's Vice President, Sales, Production and Product Management, Melon Program and Tomato Production Operations, North America until his retirement on December 31, 2018 and received a base salary of $328,943 during fiscal year 2018, and received other benefits generally available to all of employees based in the United States. He also had restricted shares with respect to 5,000 Ordinary Shares granted in 2014, of which 20% vested and were released on July 30, 2018; restricted shares with respect to 5,000 Ordinary Shares granted in 2015, of which 20% vested and were released on July 29, 2018 and 20% vested and released on December 31, 2018, restricted shares with respect to 5,000 Ordinary Shares granted in 2016, of which 20% vested and were released on August 3, 2018 and 40% vested and were released on December 31, 2018, restricted shares with respect to 2,000 Ordinary Shares granted in 2017, of which 20% were vested and released on August 2, 2018 and 60% vested and were released on December 31, 2018 and restricted shares with respect to 1,000 Ordinary Shares granted in 2018, of which 20% vested and were released on February 21, 2018.

EXECUTIVE OFFICERS
The following is information regarding our executive officers as of March 12, 2019.
Mohammad Abu-Ghazaleh-77, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to 2010 he served as Chairman and Chief Executive Officer of IAT. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the boards of directors of Bank Misr Liban and United Cable Company, Inc. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. Mr. Abu-Ghazaleh is Mr. Ahmad Abu-Ghazaleh's father.
Youssef Zakharia-57, President and Chief Operating Officer. Mr. Zakharia served as our Executive Vice President since, beginning in August 2016 and as our Vice President, Europe and Africa from January 2016 to August 2016. From 2006 through December 2015, he served as Vice President for our Middle East and North Africa, (MENA) region. Prior to that time, he served as our Vice President, Human Resources for Europe, Africa and Middle East region from 2005 to 2006. From 2000 to 2005, Mr. Zakharia was the Director of Operations for the Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales Europe, Africa and Middle East for A.W. Chesterton from 1996 to 2000, and as Director of Operations for Nevada Power Company from 1990 to 1996.
Richard Contreras-60, Senior Vice President and Chief Financial Officer. Mr. Contreras has served as our Senior Vice President and Chief Financial Officer since 2008. Prior to that time, he served as Senior Vice President, Finance. From 2005 to 2007, he was Vice President, North America Finance and Administration. Mr. Contreras was Vice President, Budgeting and Forecasting from 2003 to 2005. He also served as Controller, North America from 1999 to 2003.

Marlene Gordon-52, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer. Ms. Gordon joined us in June 2018.  Before joining the Company, Ms. Gordon served as Vice President, General Counsel for Bacardi North America Corporation from July 2013 to June 2018 and as Vice President, Deputy General Counsel for Bacardi U.S.A., Inc. from 2012 to July 2013. From 2006 to 2012, she held various legal positions of increasing responsibility with Burger King Corporation. Prior to that, Ms. Gordon held legal positions for Republic Industries, Inc. and Blockbuster Entertainment Group.
Martha Jeifetz-46, Senior Vice President and Chief Human Resources Officer. Ms. Jeifetz has served as our Senior Vice President, Human Resources since February 2019. Prior to that time, Ms. Jeifetz has served as our Vice President, Human Resources from March 2018 to February 2019. Prior to that time, she served as Talent, Learning & Organization Director for the Americas for Mars Incorporated from January 2006 to March 2018. Prior to that time, she held the Latin America Talent Director role at Mars from April 2012 to December 2015 and before that, she was the Regional Human Resources Director for the Caribbean and Central America Region from October 2007 to March 2012. She worked for Ford Motor Credit Company in several roles from April 2001 to September 2007, both regional and country roles in Human Resources. Prior to that, she worked for Ford Motor Company in various Human Resources positions from July 1995 to March 2001.
Hans Sauter-59, Senior Vice President, Corporate R&D, QA and Agricultural Services. Mr. Sauter has served as our Senior Vice President, Corporate R&D, QA and Agricultural Services since February 2019. Prior to that time, he served as our Vice President of Corporate R&D and Agricultural Services since from February 2014 to February 2019. Mr. Sauter served as Director, Agricultural Services and New Development from 1998 to 2012, when he was named Vice President, Agricultural Services & Special Projects for the Colombia, Ecuador, Central America and Brazil (CECAB) region. Mr. Sauter joined the Company in 1988 as Plant Pathology Superintendent for the Costa Rica banana division, and from 1991 to 1998, he led the Costa Rica pineapple division Research Department during the time the Del Monte Gold® Extra Sweet pineapple was first launched.
Helmuth A. Lutty-60, Senior Vice President, Shipping Operations. Mr. Lutty has served as our Senior Vice President, Shipping Operations since January 2018. Prior to that time, he served as our Vice President, Shipping Operations from 2006 to December 2017. Mr. Lutty additionally held positions of increasing responsibility from when he joined us in 1997 through 2006. Mr. Lutty also previously held various purchasing, engineering, and production positions for Ravenscroft Shipping, Southern ShipManagement (Chile) LTDA, and Almac Supermarket S.A.
Jorge Pelaez-56, Vice President, Colombia, Ecuador, Central America and Brazil, (CECAB).  Mr. Pelaez has served as our Vice President, CECAB, since April 2017.  From February 2015 to March 2017, Mr. Pelaez served as the General Manager in the Company’s Costa Rica Banana Division.  From 2012 to January 2015, he served as Senior Operations Director in our Costa Rica Banana Division, and as our Operations Manager in our Costa Rica Banana Division from 2010 to 2011.  Mr. Pelaez served as the General Manager in our Cameroon Banana Division from 2004 to 2009.   Prior to that time, he served as our Operations Manager, Brazil from 1994 to 2003.  Mr. Pelaez held various senior positions in our banana operations from 1984 to 1994.
Emanuel Lazopoulos-62, Senior Vice President, North America Sales, Marketing and Product Management. Mr. Lazopoulos has served as our Senior Vice President, North America Sales, Marketing and Product Management since 2005. Prior to that time, he served as our Vice President, Fresh-Cut Operations in North America from 2003 to 2005. Mr. Lazopoulos’s career in the fresh foods industry includes experience as Managing Director of NewStar Fresh Foods, as Vice President of DNA Plant Technology and as Vice President of Dole Fresh Vegetables. Mr. Lazopoulos will retire from the Company effective April 19, 2019.
Annunciata Cerioli-57, Senior Vice President, North America Operations. Ms. Cerioli has served as our Senior Vice President, North America Operations since November 2018. From November 2014 through April 2017, she served as Senior Vice President, Chief Supply Chain Officer for Libbey Glass Inc. Ms. Cerioli served as Senior Vice President Supply Chain for the Borden Dairy Company from 2011 until October 2014. Prior to that time, she held various senior positions in both Supply Chain and Human Resources from 1990 to 2011 for the Kellogg Company. Ms. Cerioli served on the board of directors of the Public Housing Commission and the Brownfield Redevelopment Authority for the city of Marquette, Michigan from April 2017 until November 2018. She also serves as a board member for Home Storytellers, a non-profit organization.
Joseph Cole-69, Vice President, Asia Pacific. Mr. Cole joined us in 2008 and served as Vice President Tomato & Vegetables for our North American region. In February 2011, Mr. Cole was appointed Vice President, Asia Pacific, a position he held until July 2016 when he retired. In September 2018, Mr. Cole rejoined us as Vice President, Asia Pacific. Prior to joining us, Mr. Cole’s career in the fresh produce industry included various senior management positions for The Oppenheimer Group, Chiquita Brands, The Tengelman Group in Germany and Dole Fresh Vegetables.

Sergio Mancilla-59, Vice President, South America. Mr. Mancilla has served as our Vice President, South America since March 2012. From 2006 until 2012, he served as Director, Shipping Operations for South America when he relocated back to his home country after serving as Senior Vice President, Shipping Operations from 1997 until 2006, which position was based in Coral Gables, Florida. From 1990 until 1996, Mr. Mancilla served as Manager of Maritima Altisol Ltda and before that time he worked as Deck Officer for several Chilean Shipping companies from 1981 until 1990.
Mohammed Abbas-43, Vice President, Middle East and North Africa, (MENA). Mr. Abbas has served as our Vice President, Middle East and North Africa since January 2016. From April 2015 through December 2015, he served as Vice President of Fresh Produce, for our Middle East and North Africa, (MENA) region. Mr. Abbas served as the General Manager of Del Monte Saudi Arabia from June 2009 to March 2015. Prior to that time, he served as our General Manager of Del Monte Foods UAE since the inception of the first unit in the MENA Region in January 2007 until May 2009. Before joining the Company, Mr. Abbas served as the Director of Fresh Produce Sales in the Middle East and North Africa from 1998 to 2006 for Abu Ghazaleh International based in Dubai, UAE.
Gianpaolo Renino-51, Vice President, Europe and Africa. Mr. Renino has served as our Vice President, Europe and Africa since August 2016.  From January 2014 until August 2016, he served as Senior Director-Italy. Prior to that time, he served as our Director, Southern Europe-Prepared Food. From 2005 to 2010, Mr. Renino served as our Senior Manager, Middle East and North Africa (MENA) and Europe region. From 2004 to 2005, he served as Business Development Manager, Middle East and Eastern Europe. Before joining the Company, Mr. Renino held management positions for Cirio Alimentare from 1999 to 2004, and Rosanova SPA from 1995 to 1999.

EXECUTIVE COMPENSATION
Compensation Committee
The compensation committee is comprised of three directors: Michael J. Berthelot (Chairman), Madeleine Champion and John H. Dalton. None of the compensation committee members has a business relationship with the Company or its subsidiaries. Each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and “independent,” as that term is defined by NYSE Rule 303A.02.
The compensation committee acts on behalf of the board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs Such oversight includes:

•	establishing key executives’ performance objectives relevant to the compensation of the Company’s executive officers and evaluating performance in light of these stated objectives;

•
reviewing and approving of compensation and other terms of employment or service, including severance and change-in-control arrangements for the Company’s Chief Executive Officer and the other executive officers;

•	advising the board regarding changes to board or committee compensation programs and perquisites;

•	administrating the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs; and

•	evaluating the risks inherent in the Company’s incentive compensation programs.
The compensation committee oversees the compensation of all executive officers. The compensation committee participated in the preparation of the disclosure appearing under the heading “Compensation Discussion and Analysis” below and the related report of the compensation committee. The compensation committee has adopted a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the compensation committee and the board and is available to shareholders on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Compensation Committee Processes and Procedures
Typically, the compensation committee meets at least once quarterly and with greater frequency if necessary. The compensation committee may also take action by written consent. During fiscal year 2018, the compensation committee held four regular meetings. The agenda for each meeting is usually developed by the chairman of the compensation committee in consultation with the Company’s Senior Vice President of Human Resources and the Company’s Senior Vice President, General Counsel and Secretary. The compensation committee meets regularly in executive session and invites independent directors who do not serve on the compensation committee to attend these executive sessions, as well as its regular compensation committee meetings. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No executive officer may participate in or be present during any deliberations or determinations of the compensation committee regarding their compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
The compensation committee engages Willis Towers Watson as its independent executive compensation consultant.
Over the course of their engagement, Willis Towers Watson has assisted the Company in:

•	reviewing the Company’s current compensation program compared to its peer group and other relevant compensation surveys to ensure market competitiveness;

•	evaluating the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, the compensation committee has directed Willis Towers Watson to develop a comparative peer group of companies similar in size and complexity to the Company and conduct an annual review of competitive market data (including base salary, annual incentive targets and long-term incentive targets) for the Chief Executive Officer and other executive officers. Willis Towers Watson then analyzed the competitive performance of the Company relative to the peer group. Willis Towers Watson has also previously conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. In addition, Willis Towers Watson reviews and comments on broader aspects of the Company’s executive compensation programs, including program philosophy, design and implementation, as requested by the committee. Willis Towers Watson attends all committee meetings at the request of the committee and presents relevant data and analysis to the committee for its consideration. Willis Towers Watson does not have any relationship or arrangement with the Company other than their engagement as consultant to the compensation committee.
Consultant Independence and Conflict of Interest. During 2018, the compensation committee engaged Willis Towers Watson as its independent compensation consultant. Willis Towers Watson is engaged by and reports to the compensation committee, and does not perform any work for and does not otherwise receive any fees from the Company. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the committee has determined that Willis Towers Watson is an independent adviser to the compensation committee and no actual or potential conflicts of interest exist between the Company and Willis Towers Watson.
The compensation committee applied the following six independence factors to determine whether a conflict of interest exists:

Factors to Consider	Result
Provision of other services to the company by the firm that employs the compensation consultant
Willis Towers Watson provided no other services to Fresh Del Monte Produce Inc. during the calendar year ending December 31, 2018. Fresh Del Monte Produce, Inc. purchased compensation surveys throughout the year.

Amount of fees (as a percentage of total revenue) paid or payable by the company to the firm that employs the compensation consultant
Willis Towers Watson disclosed on its most recent 10-K Annual Report filed on February 28, 2018 that no single client represented a significant concentration of their consolidated revenues for any of the two most recent fiscal years.

Policies and procedures of the firm that employs the compensation consultant are designed to prevent conflicts of interest	Willis Towers Watson maintains policies and internal protocols to ensure its advice is fully objective and independent.
Any business or personal relationship of the compensation consultant with a member of the committee	Willis Towers Watson is not aware of any business or personal relationship between the compensation adviser and the compensation committee.
Any stock of the company owned by the compensation consultant
No regular member of the Willis Towers Watson executive compensation team serving Fresh Del Monte Produce, Inc. owns any stock, other than investment funds or other funds that are managed without the member's input.

Any business or personal arrangement of the compensation consultant or the firm employing the compensation consultant with an executive officer of the company
Willis Towers Watson is not aware of any business or personal relationship between an executive officer of Fresh Del Monte Produce, Inc. and a regular member of the Willis Towers Watson executive compensation team.

Final Determination	No conflict of interest exists

The compensation committee makes adjustments to annual compensation, determines bonus awards for executive officers of the Company, and establishes new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards for the Chief Executive Officer have historically been determined at a meeting held in the first quarter of the year, and equity awards for other executive officers and employees have historically been determined at a meeting held in the third quarter of the year. Beginning in 2018, the equity awards for other executives and employees were determined at the same time as the awards for the Chief Executive Officer were determined at a meeting held in the first quarter of the year. In addition, the committee retains discretion to grant additional equity awards to executive officers at other times during the year if it deems such grants to be appropriate or warranted. The compensation committee considers matters related to individual compensation, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: (1) the determination of compensation levels of current executive officers and (2) the establishment of their performance objectives for the short- and long-term. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable in various hypothetical scenarios, Company share performance data, analysis of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Willis Towers Watson, including analysis of executive and director compensation paid at other peer companies identified by the consultant. The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2018 are described in greater detail below.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2018, none of the persons who served on the compensation committee is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the board.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” below. Based on this review and discussion, the compensation committee has recommended to the board that the disclosure appearing under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018.
Michael J. Berthelot, Chairman
Madeleine L. Champion
John H. Dalton

Compensation Discussion and Analysis
Our Compensation Discussion and Analysis describes the key features of the Company's executive compensation program and the compensation committee's approach in deciding the 2018 compensation for our named executive officers. For 2018, our named executive officers are:

Named Executive Officers
Mohammad Abu-Ghazaleh	Chief Executive Officer
Richard Contreras	Chief Financial Officer
Youssef Zakharia	President and Chief Operating Officer
Emanuel Lazopoulos	Senior Vice President, North America Sales, Marketing & Product Management
Marissa Tenazas	Senior Vice President, Human Resources. Retired on December 31, 2018.

Executive Compensation Philosophy
Compensation for Fresh Del Monte’s NEOs is intended to be largely performance-based in order to align the NEOs’ interests with those of the shareholders. In establishing the Company’s compensation program for the NEOs, the compensation committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive base salary compensation;

•	providing a total compensation package that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

•
incentivizing NEOs to make prudent business decisions and maximize shareholder value without exposing the Company to material levels of risk by providing a significant portion of total compensation opportunities in the form of equity compensation awards; and

•	establishing and maintaining internal pay equity among employees.
In order to address these objectives, the compensation committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The compensation committee has retained a compensation consultant, Willis Towers Watson, to assist in its analysis of key elements of compensation programs. The Company does not maintain any other relationship with Willis Towers Watson other than Willis Tower Watson’s role as a consultant to the compensation committee.
The compensation committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders. The compensation committee evaluates the balance between equity and cash compensation among NEOs annually.
Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following five components:

•	a competitive, market-driven base salary;

•	an annual cash bonus and incentive award that is dependent on pre-specified individual and/or corporate performance objectives and corresponding level of achievement;

•	a long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals;

•	equity awards, consisting of stock options, restricted shares, or restricted share units that vest over time; and

•	post-termination benefits that are triggered in limited circumstances.

Executive Summary of Compensation Programs
The Company has established a compensation program that is heavily weighted towards performance-based compensation. The major components of the Company’s compensation program include the following: (1) a base salary that is targeted to be at the median of the market; (2) an annual cash-based incentive program established to incentivize the executive to execute the Company's business plans and objectives without exposing the Company to undue levels of risk; (3) a long term cash or equity-based incentive plan; and, (4) periodic equity grants which encourage the executive to take a strategic view to support the long-term interests of the Company. The Company’s long and short-term incentive plans in which most of the named executive officers participate are based upon quantifiable and objective performance goals established at the beginning of each period and the achievement of which is subject to a rigorous review process. Each of the Company’s incentive compensation plans contains claw back provisions in the event that an award is granted based upon incorrect data. The Company does not offer its executives pensions or supplemental retirement plans. The Company offers other benefits to its executives which are also offered to a broad group of employees, such as a 401(k) retirement plan, health and welfare benefits and mostly statutory or policy driven severance payments except for the Chief Executive Officer ("CEO") who has an individual Severance and Retention Agreement. Other than certain arrangements for the CEO, the Company does not provide any executive life insurance benefits to its NEOs other than what is provided to other salaried employees. The Company provides the use of Company cars to the CEO and the COO. The Company does not provide special benefit programs for its NEOs. The Company does not pay for country club memberships or financial counseling/tax advice nor does it pay for spouses of executives to travel on chartered aircraft or commercial airline when traveling with a NEO. Further, the Company does not provide employment agreements to any of its NEOs.
Evaluation of Stockholder Say on Pay Vote Results
When establishing or modifying the Company's compensation programs and arrangements for 2018 and its ongoing compensation philosophy and policies, the compensation committee took into account the results of the shareholder advisory vote on executive compensation, or "say on pay" vote that occurred at its annual meeting in 2018. In that vote, approximately 80% of the votes cast approved the Company's compensation programs and policies. The compensation committee believes that the support from the Company's stockholders reflected by the 2018 "say on pay" vote is evidence that the Company's pay-for-performance policies are working and are aligned with its stockholders' interests.
Determination of Compensation Program
The compensation committee has been delegated the authority to create a compensation program for the NEOs. In structuring the program, the compensation committee has relied on written reports provided by Willis Towers Watson with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Willis Towers Watson has also provided advice to the compensation committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon Willis Towers Watson’s recommendations, the Company’s cash and equity-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to shareholders.
The compensation committee determines the amount and nature of compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The compensation committee solicits the CEO’s recommendation regarding the COO’s compensation. Additionally, the COO provides recommendations annually to the compensation committee regarding the compensation of all NEOs, excluding himself and the CEO. The President and COO’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed. The input from each NEO is validated by other individuals in the organization who can support and confirm the NEO's achievement level of each performance objective. The compensation committee reviews each of these performance reviews as part of its compensation setting process.

The following chart illustrates the decision making process in determining the compensation of the CEO, the COO and the other NEOs.

Compensation Benchmarking and Peer Group
An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the compensation committee directed Willis Towers Watson to review its comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The peer group of companies was selected based on the Company's industry or related industries that are similar in size and complexity of operations, span of control and global reach, vertical integration and business risks. One other secondary consideration of this peer group is that they may be competitors in the marketplace for the Company's products, but also they may be likely competitors for key personnel and capital investment. The comparative information provided by Willis Towers Watson was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from Willis Towers Watson conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Willis Towers Watson ultimately developed recommendations and metrics that were presented to the compensation committee for its consideration.
In October 2018, Willis Towers Watson updated its executive compensation analysis report to the compensation committee. Willis Towers Watson utilized nationally recognized compensation surveys and analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise. The peer group identified in the 2018 Willis Towers Watson report changed from 2017 by the removal of Snyder's-Lance, Inc., which was acquired by Campbell Soup Company on March 26, 2018 and Molson Coors Brewing Company, which acquired Aspell on January 7, 2018, and as a result of these acquisitions, they are no longer comparable to Fresh Del Monte Produce due to their revenue size. To replace Snyder's-Lance, Inc. and Molson Coors Brewing Company, Hormel Foods Corporation was added to the peer group. As a result, the 2018 peer group now consists of the following companies:

•	Brown-Forman Corporation	•	Campbell Soup Company	•	Darling Ingredients, Inc.	•	Flowers Foods, Inc.
•	Hormel Foods Corporation	•	Ingredion Incorporated	•	McCormick & Company, Inc.	•	Pinnacle Foods, Inc.
•	Post Holdings, Inc.	•	Sanderson Farms, Inc.	•	The Hain Celestial Group, Inc.	•	The Hershey Company
		•	The J.M. Smucker Company	•	Treehouse Foods, Inc.
Based on the data presented to the compensation committee by Willis Towers Watson and the analysis described above, the compensation committee has targeted base salary, annual and long-term cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of the peer group comparison. The Company also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the peer group comparison. In determining the level of compensation provided to its NEOs, the compensation committee not only considers the Company’s performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the compensation committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The compensation committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance.
While the compensation committee targets cash compensation and equity awards in the 50th percentile of the peer group, the compensation committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the compensation committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.
The Company provides Mr. Abu-Ghazaleh with greater total compensation and benefits (including post employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company's CEO. We continue to maintain Mr. Abu-Ghazaleh’s compensation level in accordance with the compensation committee’s review of peer group compensation data, as it reflects the competitive nature of compensation paid to chief executive officers within the peer group. The compensation committee believes that Mr. Abu-Ghazaleh's competitive compensation package is important to motivate and retain him as the highly valued top executive of the Company.
The comparisons and percentile rankings in this section are based on the most current data available to the Company, generally calculated based on an analysis performed by Willis Towers Watson in October 2018.
Base Salary
The base salary component of the Company’s compensation program is designed to provide its NEOs with total base salary that is close to the median or 50th percentile among peer group companies. In establishing this target percentile, the compensation committee has relied on peer group data included in Willis Towers Watson’s written reports. The Company pays base salaries at the levels established by the compensation committee based upon the Company’s compensation philosophy.
The compensation committee determined that our CEO, Mr. Abu-Ghazaleh, would receive no salary increase in fiscal year 2018. Although his base salary of $1,200,000 has remained unchanged since 2003, the CEO’s base salary was 9% above the market median as of October 2018, and the compensation committee accordingly did not believe that an increase was warranted at that time.
The base salary for Mr. Youssef Zakharia, our President and COO is $850,000. As of October 2018, his base salary was 33% above the market median.
The Company’s COO and other NEOs do not have employment agreements. Each year, base salary increases for the NEOs are determined based upon Willis Towers Watson review of market median compensation and a subjective evaluation of the performance of the NEOs as assessed by the compensation committee, the COO and the CEO, as well the NEO’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs.
The compensation committee, with the advice and recommendation of the COO, determines salary increases for all NEOs, other than the CEO and COO, in the first quarter of each year. During 2018, base salary increases of 2% were awarded to the NEOs other than the CEO and COO. For fiscal year 2018, our NEOs' base salaries were in the following percentages of the market median base salary paid to executives in the same position: Richard Contreras, Senior Vice President and Chief Financial Officer, 2% above market median; Emanuel Lazopoulos, Senior Vice President, North America Sales, Marketing and Product Management, 23% below market median; and Marissa Tenazas, Senior Vice President, Human Resources, 3% below market median.
Annual Cash Incentive Awards
Annual cash bonuses for NEOs are determined under the terms of the Company’s annual incentive plans as illustrated in the chart below. The Company’s annual cash bonus and incentive award plans are designed to reward the NEO for his contribution to the Company’s achievement of its financial goals and to reflect, at least in part, the executive’s overall job performance. The compensation committee reviews the status and forecasted amounts of the annual incentive bonus plans for the CEO and the NEOs on a quarterly basis.
The Chief Executive Officer
In 2011, the Board approved the implementation of a 2011 CEO Annual Incentive Plan ("CEO AIP"), the sole participant of which is the CEO. The CEO AIP was designed to make the CEO’s annual performance objectives more relevant to the Company’s current economic and operational environment and its current business initiatives. The CEO AIP allows the compensation committee to establish annual performance goals targeting key performance objectives that it believes are relevant to the Company’s desired business results for the coming year. These performance goals may include such objectives as before or after tax net income, earnings per share, book value per share, stock price, return on stockholder’s equity, expense management, improvement in capital structure, profitability of an identifiable business unit or product, business growth, before or after tax profit margins, budget comparisons, total return to shareholders, market share, relative performance against peers, or any similar metric. In recognition of the nature of the Company's business, the CEO AIP also provides that the committee may, in its sole discretion, make adjustments in determining actual performance against specified objectives by considering the impact of unexpected or extraordinary events or occurrences, such as restructuring charges, facility closure costs, discontinued operations, asset impairment charges, the effect of foreign currency fluctuations outside of specified parameters, cumulative effects of accounting changes, certain weather related impacts, losses on debt extinguishment, the cost and impact of governmental investigations or proceedings, including fees and penalties to the extent such investigations result in no findings of illegal behavior on the part of the Company or the CEO, items reflected on the financial statements as “Other Income or Expense”, and the impact of new accounting standards or income tax regulations, as long as such adjusted items are objectively determinable by reference to the Company’s financial statements or notes thereto or management’s discussion and analysis of financial results in its annual report.
The CEO AIP provides for the amount of an award to be calculated based upon the "Corporate Achievement Factor" multiplied by a Target Award equal to 100% of the CEO's annual base salary, which is then multiplied by an "Individual Performance Factor." The Corporate Achievement Factor is the weighted average of the actual achievement against the financial performance objectives established by the committee at the beginning of the year subject to a maximum achievement of 125%. The Individual Achievement Factor, determined based upon the committee’s evaluation of the CEO's performance measured against individual performance objectives may not exceed 200% and is established by the compensation committee at the beginning of the year at a fixed level. At the end of the year, the committee determines the percentage attributable to the Individual Achievement Factor to reflect the actual performance of the CEO during the period. The maximum award payable to our CEO for any one year under the CEO AIP is the lesser of (i) 250% of the CEO's annual base salary, and (ii) $3,000,000.
The CEO AIP contains claw back provisions in the event that an award is granted based upon incorrect data, including financial results that, pursuant to applicable laws, rules, regulations or applicable accounting principles, are required to be restated.
For 2018, the committee established as equally weighted performance goals, specified levels of earnings per share, revenue, and return on equity. The committee established the Individual Performance Factor at 200% subject to negative discretion based on evaluation of the CEO's individual performance for the year. The committee also established $100 million as a minimum "threshold" level of profitability below which no award would be earned for 2018. The committee further established that no award would exceed 15% of the net income level as defined in the CEO AIP as the Threshold Amount. For 2018, because the Company's net income was below the $100 million threshold, the CEO did not receive a cash incentive payment, even though the compensation committee determined that he met some of his individual performance goals.
Because the Company did not achieve the threshold 2018 net income goal, the 2018 performance goals for earnings per share, revenue, and return on equity were not material to the actual 2018 annual incentive award result. The committee, however, did review those goals and results against the targets set early in 2019:
•Earnings per share: 2018 target was $3.03. Actual result was ($0.45), which was below threshold and would have resulted in 0% Corporate Achievement Factor for this goal.
•Revenue: 2018 target was $4,665 million. Actual result was $4,494 million, which was slightly below target and would have resulted in 96% Corporate Achievement Factor for this goal.
•Return on equity: 2018 target was 8.20%. Actual result was 0% which was below threshold and would have resulted in 0% Corporate Achievement Factor for this goal.
Together, these outcomes would have resulted in an overall Corporate Achievement Factor of 32% for 2018. Under the terms of the CEO AIP, the committee may consider non-recurring items in calculating the achievement of each of the relevant factors. For 2018, there were no non-recurring items considered.
Other Named Executive Officers
The fiscal year 2018 incentive awards for NEOs (including the President & COO) were determined under the Fresh Del Monte 2010 Annual Incentive Plan for Senior Executives (the “Senior Executive AIP”) based on an assessment of Company and individual performance.
In the first quarter of 2018, each NEO participating in the Senior Executive AIP, with the review, input and approval of our CEO for our COO, and our COO for our other NEOs, and review and approval of the compensation committee, established individual performance goals that formed the basis upon which each NEO's respective incentive award value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that executive’s overall achievement value, with all goals totaling 100%. In 2018, no individual performance goal accounted for greater than 30% of any NEO’s total achievement value for an NEO's individual performance portion of the annual bonus opportunity. Each NEO had between six and nine performance criteria upon which his or her annual bonus was based. Some of these criteria would create a payout only if the specific goal is met, while other performance criteria would provide for partial payment to the NEO upon partial achievement of the goal. Performance factors, which must be based on strategic objectives of the Company, for participants in the Senior Executive AIP who are business unit leaders, may include profitability, business growth, market share, production volume, or production costs, to name a few. For those participants who are in functional roles, performance factors may include cost of deliverable services and cost reduction, strategic project completions, implementation of new systems or processes, or implementation of improvements in a functional area. Under the Senior Executive AIP, the maximum bonus amount for each participating NEO is 50% of annual base salary. The payout for 2018 is based on the table below:

Basis of Performance	% Award

Performance Factors as described above	35% of annual base salary

Company's EPS and Total Revenue Targets	15% of annual base salary

The target bonus percentage for NEOs, which is composed of 35% of salary at target and an additional 15% component based upon revenue and earnings per share targets, was established based upon the recommendation of Willis Towers Watson to move the NEOs’ AIP targets closer to the peer group median. Further, these additions were made to bring the other NEOs’ AIP goals in line with those established for the CEO and to better incentivize the participating executives to work for the overall success of the Company while at the same time achieving their respective individual performance goals.
As part of the Company’s annual employee performance appraisal process, the Company and our compensation committee took into account, an assessment of the individual performance of each participating NEO against their respective 2018 goals. In determining the relative level of achievement of the applicable corporate and individual performance factors for each NEO's incentive award for 2018, the committee used the financial results as discussed in CEO AIP section. The compensation committee concluded that the 2018 achievement values for NEOs participating in the Senior Executive AIP were between 35% and 93% of their respective functional goals and 0% of the collective EPS and total revenue goals, resulting in awards of between 12.25% and 32.55% of the NEO’s base salary. Actual incentive awards paid to our NEOs for performance during fiscal year 2018 in accordance with the Senior Executive AIP are set forth in the Summary Compensation Table and details are below:

Name	Target Award[1]	Company Performance	Individual Performance	Total Award
Mohammad Abu-Ghazaleh	$1,200,000	$0	100%[2]	$0
Richard Contreras	$221,793	$0	$91,955	$91,955
Youssef Zakharia	$425,000	$0	$104,125	$104,125
Emanuel Lazopoulos	$234,090	$0	$95,228	$95,228
Marissa Tenazas	$196,116	$0	$127,671	$127,671
 ________________

(1)	Target award is 100% of base salary for CEO and 50% of base salary for other participating NEOs. For the CEO, the individual performance is up to 200%

(2)	For the CEO, the individual performance factor has a maximum award up to 200%. For 2018, the individual performance factor was determined at 100%
The Senior Executive AIP contains claw back provisions in the event that an award is granted based upon incorrect data, including financial results that, pursuant to applicable laws, rules, regulations or applicable accounting principles, are required to be restated.
Long-Term Incentive Awards
Design Overview. The Company sponsors the Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the "LTIP") for senior officers, including NEOs. Each of the NEOs currently participates in the LTIP. The compensation committee established the LTIP, with the advice of its independent compensation consultant, to provide an incentive for executives to focus on the long-term sustainable growth of the Company by rewarding business decisions and actions over a longer term than the single year plans then in place. The compensation committee acknowledges that the efforts of senior executives may not be adequately rewarded if decisions are made consistent with the Company’s business strategy that establishes a basis for significantly improved long-term performance of the Company, yet negatively affects operating results, and therefore annual cash incentive awards. Likewise, the compensation committee wishes to avoid plan designs that could incentivize executives to take actions that would result in short-term gain in order to bolster annual incentive compensation, without regard to the long-term best interests of the Company.
Under the LTIP, each participating NEO receives a performance-based cash award opportunity each year covering a three-year performance period. The target award is a dollar amount based on a percentage of each participating NEO's base salary as determined by the compensation committee based on its review of competitive market data. For each of the currently outstanding LTIP awards, the target award for the CEO was set at 100% of base salary and for each of the other participating NEOs at 35% of base salary. For the CEO, the actual award amount can range from 0% to 150% of target based on actual performance results. For the other NEOs, the actual award can range from 0% to 100% of target based on actual performance results.
Performance is measured based on a combination of financial performance results (weighted 50%) and strategic performance results (weighted 50%).
For currently outstanding LTIP awards, financial performance is based on Net Cash Provided by Operating Activities divided by Average Shareholder's Equity (NOCF). Strategic objectives represent measurable, objective goals that vary by NEO and that are set by the compensation committee at the beginning of the applicable performance period. The compensation committee intends for the goals to be reasonably achievable at target but requiring focused effort and good performance by each NEO.

The following chart summarizes the design of the outstanding LTIP awards as of the end of the last fiscal year. See below for additional information on the payout for the 2016-2018 LTIP award.

Outstanding LTIP Awards
Performance Period	Target Award	Payout Range	Financial Performance	Strategic Performance
	(% of salary)		(weighted 50%)	(weighted 50%)
2016-2018	- CEO: 100%	0% to 150%	NOCF	CEO: two equally weighted
	- Others: 35%	- 0% below threshold		goals related to production
		- 50% at threshold		expansion and sales growth
		- 100% at target		in a business segment.
		- 150% max for CEO		Others: See below
and same as target for
others
2017-2019	Same	Same	Same	CEO: two equally weighted
goals related to sales growth
in a strategic region and
achievement in return on
assets. Others: See below
2018-2020	Same	Same	Same	CEO: two equally weighted
goals related to sales growth
in a strategic region and
achievement on gross
margins.
Others: See below
The strategic goals for the other NEOs for these awards are as follows:

•
    2016 - 2018 award: (i) Mr. Contreras, goals related to financial-related specific programs and strategic project objective; (ii) Mr. Lazopoulos, goals related to sales growth in four key business segments; and (iii) Mrs. Tenazas, goals related to company restructuring and upgrading of foundational competencies within a regional organization. Mr. Zakharia is not eligible for the 2016-2018 LTIP award as he was not a participant when this award was established in 2016.

•
    2017 - 2019 award: (i) Mr. Zakharia, goals related to sales growth related to acquisition and production expansion and achievement of savings related to production efficiencies; (ii) Mr. Contreras, goals related to financial-related specific programs and strategic project objectives; (iii) Mr. Lazopoulos, goals related to sales growth in various key business segments; and (iv) Mrs. Tenazas, goals related to performance monitoring programs, restructuring, pension program and union negotiation.

•
2018 - 2020 award: (i) Mr. Zakharia, goals related to sales growth related to acquisition and production expansion and achievement of savings related to production efficiencies; (ii) Mr. Contreras, goals related to sales growth, financial-related specific programs and profitability analysis; (iii) Mr. Lazopoulos, goals related to sales growth in various key business segments; and (iv) Mrs. Tenazas, goals related to developing Global KPIs, reorganization and collaboration with other departments on specific projects.

For the NOCF, the basis for the payout is as follows:

		Payout basis
		(as a % of target)
Achievement		CEO	Others
Below threshold	below 80%	0%	0%
Threshold	80%	50%	50%
Maximum	between 100% - 150%	150%	100%
For CEO, payout % is based on 50% of base salary
For Others, payout % is based on 17.5% of base salary

2016-2018 Award Results. Early in 2019, the compensation committee reviewed performance and determined the payouts for the 2016-2018 LTIP awards.
The compensation committee determined that NOCF performance for the period is 14.05%. This performance resulted in achievement under the CEO's award at 141% and achievement for the other participating NEOs at 100%.
As to the strategic goals, the compensation committee determined that the CEO achieved 0% of the production expansion goal for the period and achieved 110% of the goal related to sales growth in business segment. The assessment of the other participating NEOs determined levels of strategic goal achievement with payout ranging from 3.50% to 14.00%. The following chart summarizes the 2016-2018 LTIP award payouts:

2016-2018 LTIP Award Payouts
Name	Target Award[1]	NOCF Portion	Strategic Portion	Total
		(weighted 50%)	(weighted 50%)
Mohammad Abu-Ghazaleh[2]	$1,200,000	$843,300	$330,000	$1,173,300
Richard Contreras	$155,255	$77,627	$15,525	$93,153
Emanuel Lazopoulos	$163,863	$81,932	$16,386	$98,318
Marissa Tenazas	$137,281	$68,640	$54,912	$123,553
 ________________

(1)	Target award is 100% of base salary for CEO and 35% of base salary for other participating NEOs

(2)
While the target award for the CEO is set at 100% base salary, actual award amount can range from 0% to 150% of target based on actual performance results. Since the NOCF portion of the award was achieved at 141%, the NOCF portion of the payout for the CEO is 843,300.

2019-2021 Awards. Early in 2019, the compensation committee established the LTIP awards for the 2019-2021 performance period. These awards follow a similar design to the 2016-2018 award, but with revised strategic goals for each participating NEO.

Equity Awards
In order to create a properly balanced compensation program, the compensation committee utilizes both compensation that provides incentive for short-term gain, such as the annual incentive program, and compensation that provides incentive for longer-term growth, such as participation in the LTIP and the grant of equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also provide a retention component and create an incentive for executives to create sustained growth.
Guidelines for the number of stock options, restricted share units or restricted share awards granted to each NEO are determined using a procedure approved by the compensation committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. In addition, the compensation committee may consider peer group data presented in Willis Towers Watson’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. The compensation committee generally does not consider the number of Ordinary Shares already held by NEOs when making grants, as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the compensation committee believes that competitors, who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in the Company and, to remain competitive, similarly do not take into account previous awards when approving new grants.
In fiscal year 2018, the Company granted 50,000 restricted stock units to the CEO under the terms of the 2014 Omnibus Plan during the annual meeting held in the first quarter of the year. The Company's standard grant practice under the 2014 Omnibus Plan generally provides for a four-year vesting schedule of restricted shares in order to provide an incentive for continued employment and long-term growth of the Company.
On February 21, 2018, the Company awarded restricted stock units to its NEOs that are subject to the achievement of a specific performance objective and certain service requirements. The performance objective is based on a specific EBITDA goal for the 2018 fiscal year with a minimum threshold at 80% target achievement. EBITDA is a non-GAAP measure defined as the Company's earnings before interest, taxes, depreciation and amortization. The percentage of the award earned based on achievement of the fiscal 2018 performance goal will then vest equally over the three year period on each anniversary of the grant date, subject to the grantee's continued employment with the Company. Each NEO may earn between 80% to 100% of the restricted stock unit award depending on the EBITDA performance objective achievement. For fiscal year 2018, the EBITDA goal was $284.0 million. Based on the review of the compensation committee on February 20, 2019, they certified that actual EBITDA was $118.0 million, which was 41.5% of the established goal. As a result, these restricted stock units will not vest due to 0% achievement level.
Actual restricted stock units and awards to our NEO's for fiscal year 2018 are reflected in the Grant of Plan-Based Awards Table.
Post-Termination Benefits
To promote stability and continuity of management direction, in 2003, the Company adopted the Executive Retention and Severance Agreement for the CEO. The Company feels that the creation of this agreement is imperative to the retention of our CEO because it reflects customary market practices. The Company does not generally enter into written severance agreements for any of its employees unless it is mandated to do so by local statutes and has not entered into such an agreement with any other NEOs; however, the Company decided to establish severance agreements for the most senior executive of the Company, as retention of the CEO is of paramount importance to the continued stability of the Company.
As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” the severance agreement of our CEO provides that the CEO is entitled to certain cash consideration, an enhanced payment to take into effect any taxes due on the consideration, and other benefits in the event his employment is terminated by the Company other than for “cause”, if he terminates his employment for “good reason”, or if he is terminated in connection with a change in control, in each case such payments and benefits are conditioned upon the execution by the CEO of a general release of all claims. This agreement also provides for consideration and benefits in the event of a termination of employment by reason of death or disability. The CEO also agreed to a two-year period following the termination of his employment during which he cannot solicit the Company’s employees, distributors, vendors or customers.
The severance agreement has a “double trigger” change in control policy, meaning that both a change in control and the termination of the executive’s employment must occur before such payment is triggered. This policy may increase the consideration paid to the shareholders for the Company in the event of a change in control because no mandatory lump-sum payments are triggered solely by the change in control alone, thus providing the acquiring company with the flexibility to retain the executives at their discretion. The compensation committee also intends that this “double trigger” change in control policy will provide fair and equitable compensation in the event of a termination following a change in control. By providing reasonable severance in the event of a termination of employment upon a change in control, the compensation committee intends to provide the CEO with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its shareholders, and also takes into account the potential negative impact such severance payment may have on the acquiring party in a change in control transaction. The severance agreement for the CEO contains a provision requiring the company to reimburse the CEO for IRS Section 280G excise tax and applicable taxes thereon that may be triggered by a change in control, although the CEO should not be subject to any such excise tax under Section 280G because he is not subject to United States income tax.
The specified levels of post-termination benefits for the CEO was determined by the compensation committee to be appropriate for the CEO based on his duties and responsibilities with the Company and was the result of arm’s-length negotiations. The Company determined the different levels to be appropriate and reasonable when generally compared to post-

termination benefits provided by the Company’s peers to executives with the same title and similar level of responsibility. The Company believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.
Messrs. Zakharia, Contreras, Lazopoulos and Mrs. Tenazas are covered by the Company’s general severance policy applicable to U.S. employees, which provides a maximum of six month’s severance based upon the years of service of each participant.
Other Benefits
No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of the Company’s full-time employees.
Life Insurance Benefits
The Company provides Mr. Abu-Ghazaleh a term life insurance policy with a premium of $42,701 providing for payment of $3 million to his designated beneficiaries upon his death.
Other Benefits
The Company provides a company car to the CEO and COO. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2018 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), including the maintenance, insurance and gasoline for that car.
Policies with Respect to Equity Compensation Awards
The compensation committee evaluates the allocation of equity awards by reference to the Company’s peer group and the performance of the individual and the Company, as discussed above. The 2014 Omnibus Plan provides that the Company must grant all equity awards with an exercise price equal to the fair market value as determined by the closing sales price for the Ordinary Shares on the NYSE on the date of the grant.
The compensation committee has established a policy that annual equity awards for its CEO will generally be granted on the date of the board meeting immediately following the release of its financial results for the fiscal year, which usually occurs in February. For 2018, the grant date for the annual equity award to its CEO was February 21, 2018. Equity awards were also granted to the other NEOs for 2018, including the equity grants that are subject to performance. Further details on these restricted share awards are described under the heading Equity Awards. The compensation committee does not coordinate the timing of equity compensation grants with the release of material non-public information.
The 2014 Omnibus Share Incentive Plan includes a formal claw back policy requiring repayment of any award if it is later determined that such award was made based upon incorrect data, including financial results that, pursuant to applicable laws, rules, regulations or applicable accounting principles, are required to be restated.
Share Ownership Requirements for NEOs
The Company implemented a share ownership policy for NEOs on November 2, 2011. Under this share ownership policy, each NEO is required to own a specified multiple of his annual base salary corresponding to its value in Ordinary Shares. The CEO is required to own five times his base salary. The COO is required to own three times his base salary. For the other NEOs, they are required to own two times their base salaries. Each NEO is required to meet this share ownership guideline within five years from November 2, 2011 or the date they assumed a position that required such level of ownership. For purposes of determining whether share ownership requirement has been met, the Company will use the grant price value of the share to calculate the percent of ownership as against the respective multiples of NEOs base salary requirement. As of February 20, 2019, all NEOs (except the COO) have achieved the share ownership requirement and own between 153% to 159% equivalent to their corresponding share ownership requirements. The COO is within the first five years of his position and is on track to meet the share ownership requirement.
Risk Considerations in our Overall Compensation Program
The compensation committee annually considers the potential for the company’s incentive compensation programs to motivate employees to undertake unnecessary or excessive risk taking. The committee has reviewed management’s risk assessment of the Company’s compensation programs for its senior executives and its employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The committee believes that excessive risk taking is further mitigated by the use of multiple objectives which serve to limit the potential benefit of any single episode of excessive risk taking; that all incentive calculations are based upon validated financial data; that all computations and recommendations are subject to multiple levels of review including local, regional, corporate, and board level reviews, that the status and anticipated payouts for the NEOs are reviewed by the compensation committee quarterly, that there are caps on the amount of payments to any single individual under most of the Company's compensation plans and arrangements; and that the programs include claw back provisions in the event that an award is granted based upon incorrect data.
Tax Considerations
For U.S. income tax purposes, Section 162(m) limits the Company’s tax deduction for annual compensation in excess of $1,000,000 paid to any NEO in any calendar year. Under the U.S. tax rules in effect before 2018, there were certain exceptions to this deduction limit, including for compensation that qualified as "performance-based" under Section 162(m). However, the Tax Cuts and Jobs Act eliminated the performance-based compensation exception effective January 1, 2018 (except for certain "grandfathered" arrangements).
The compensation committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the compensation committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to preserve the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our shareholders’ best interests.

COMPENSATION TABLES
Summary Compensation Table
The following table shows, for the fiscal year ended December 28, 2018, compensation awarded to, paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Mohammad Abu-Ghazaleh Chairman and CEO	2018	1,195,385	—	4,195,643	—	1,173,300	102,004	6,666,331
	2017	1,195,385	—	5,110,921	—	2,124,000	113,038	8,543,343
	2016	1,190,769	2,000,000	3,531,158		4,239,000	144,755	11,105,682
Richard Contreras SVP and CFO	2018	441,879	—	280,485	—	185,108	24,341	931,813
	2017	433,215	—	228,497	—	302,507	28,738	992,957
	2016	423,080	—	765,082	—	291,545	26,906	1,506,613
Youssef Zakharia President and COO (4)	2018	846,731	—	1,028,120	—	104,125 (5)	47,504	2,026,480
	2017	697,308	—	913,993	—	275,800	75,324	1,962,425
Emanuel Lazopoulos SVP, N.A. Sales, Marketing & Product Management (6)	2018	466,379	—	374,406		193,546	24,299	1,058,631
	2017	457,235	—	342,744		294,265	22,272	1,116,516
	2016	446,538	—	914,657		313,965	21,129	1,696,289
Marissa Tenazas SVP, Human Resources (7)	2018	390,722		280,485		251,224	19,413	941,844
 _______________

(1)
These amounts reflect the full grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2018. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018. On February 21, 2018, the Company awarded performance based restricted stock units to its NEOs at a grant date price of $46.35 per share under the 2014 Omnibus Plan. The RSUs are subject to meeting minimum performance criteria as recommended by the Compensation Committee and approved by the Board. The amounts included in the table are based on the "probable outcome" that 100% of the performance goals would be achieved, which is the maximum amount of this award plus the corresponding Dividend Equivalent Units ("DEUs"). Also on February 21, 2018, the Company awarded time-vesting restricted stock units to its NEOs at a grant price of $46.35 per share under the 2014 Omnibus Plan. RSUs are eligible to earn DEUs equal to the cash dividend paid to ordinary shareholders. DEUs are subject to the same performance and service conditions as the underlying RSUs and may be forfeited.

(2)
The amounts shown in this column are cash awards earned in fiscal year 2018 under the Senior Executive Performance Incentive Plan and 2016-2018 Long Term Incentive Award Agreements for Mrs. Tenazas, Messrs. Zakharia, Contreras and Lazopoulos; and the CEO AIP and 2016-2018 Long Term Incentive Plan Award Agreement for Mr. Abu-Ghazaleh. See "Compensation Discussion and Analysis - Annual Cash Incentive Awards" and "Compensation Discussion and Analysis - Long Term Incentive Awards" for additional details about these awards.

(3)
The All Other Compensation column includes perquisites and other personal benefits. The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2018 for each car (where leased, the annual cost of the lease; where owned by the company, the depreciation of the car for that year), including the maintenance, insurance, and gasoline for that car. The amount for Mr. Abu-Ghazaleh includes a car benefit of $52,657, term life insurance policy at an expense to the Company of $42,701, medical and dental insurance premiums of $5,432 and $1,213 respectively. The amounts for Mr. Contreras, Mr. Lazopoulos and Mrs. Tenazas includes the Fresh Del Monte Produce Health and Welfare Plan plus 401(k) employer match, both at an expense to the Company of $24,341, $24,299 and $19,413 respectively. For Mr. Zakharia, the amount of $47,504 includes his car benefit and Health and Welfare Plan.

(4)	Mr. Zakharia was not a named officer in fiscal year 2016.

(5)	Amount shown only includes Mr. Zakharia's AIP cash award. Mr. Zakharia is not eligible for the 2016-2018 LTIP Long Term Incentive Award.

(6)	Mr. Lazopoulos will retire effective April 19, 2019.

(7)	Mrs. Tenazas was not a named executive officer in fiscal years 2016 and 2017. She retired on December 31, 2018.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 28, 2018, certain information regarding grants of plan-based awards to the NEOs:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Share Awards: Number of Share of Stocks or Units (#) (3)	Grant Date Fair Value of Equity Awards
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	2011 CEO Annual Incentive Plan	1/1/2018	600,000	1,200,000	3,000,000
	2018-2020 LTIP	1/1/2018	600,000	1,200,000	1,800,000
	2014 Omnibus Plan	2/21/2018				32,000	40,000		1,878,143
	2014 Omnibus Plan	2/21/2018						50,000	2,317,500
Richard Contreras SVP and CFO	2010 Performance Incentive Plan for Senior Executives	1/1/2018		221,793
	2018-2020 LTIP	1/1/2018			155,255
	2014 Omnibus Plan	2/21/2018				3,200	4,000		187,785
	2014 Omnibus Plan	2/21/2018						2,000	92,700
Youssef Zakharia President & COO	2010 Performance Incentive Plan for Senior Executives	1/1/2018		425,000
	2018-2020 LTIP	1/1/2018			297,500
	2014 Omnibus Plan	2/21/2018				11,200	14,000		657,320
	2014 Omnibus Plan	2/21/2018						8,000	370,800
Emanuel Lazopoulos SVP, N.A. Sales, Marketing & Product Management	2010 Performance Incentive Plan for Senior Executives	1/1/2018		234,090
	2018-2020 LTIP	1/1/2018			163,863
	2014 Omnibus	2/21/2018				4,800	6,000		281,706
	2014 Omnibus	2/21/2018						2,000	92,700
Marissa Tenazas SVP, Human Resources	2010 Performance Incentive Plan for Senior Executives	1/1/2018		196,116
	2018-2020 LTIP	1/1/2018			137,281
	2014 Omnibus	2/21/2018				3,200	4,000		187,785
	2014 Omnibus	2/21/2018						2,000	92,700
_______________

(1)
Reflects potential value of the payout pursuant to the terms of the plan awards for the 2018 fiscal year under the CEO AIP and 2018-2020 LTIP for our CEO, Mr. Abu-Ghazaleh, and the Senior Executive AIP and 2018-2020 LTIP for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards” and "Long Term Incentive Awards."

(2)
On February 21, 2018, the Company awarded performance based restricted stock units to its NEOs with a grant date price of $46.35 per share under the 2014 Omnibus Plan. The RSUs are subject to meeting target performance goal of $284 million in EBITDA for fiscal year 2018 with a minimum threshold at 80% target achievement. Each NEO may earn between 80% to 100% of the restricted stock unit award corresponding to the EBITDA performance goal achievement level. The performance goal for this award has not been met and as a result, the award was forfeited as explained in the section captioned Executive Compensation under the heading "Compensation Discussion and Analysis --Equity Awards."

(3)
On February 21, 2018, the Company granted its NEOs time-vesting restricted stock units under the 2014 Omnibus Plan. The amount reflects the grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining this valuation are the same as those used in our financial statements for fiscal year 2018. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018.

In the event of a change in control of the Company, the 2014 Omnibus Plan provides that all outstanding options and restricted stock units automatically become fully vested, exercisable or payable, as applicable.

Outstanding Equity Awards at Fiscal Year-End
The following table shows for the fiscal year ended December 28, 2018, certain information regarding outstanding equity awards at fiscal year-end for our NEOs.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)
Mohammad Abu-Ghazaleh Chairman and CEO

	32,200		28.8900	4/30/2024
					10,513	(3)	351,554
					13,843	(4)	539,735
					20,763	(5)	809,563
					30,826	(6)	1,742,295
					24,332	(7)	1,375,268
					40,616	(8)	1,882,537
Richard Contreras SVP and CFO					2,089	(9)	83,619
					2,769	(10)	107,955
					3,098	(11)	185,368
					2,425	(12)	137,088
					1,625	(13)	75,301
Youssef Zakharia President & COO					2,089	(14)	83,619
					1,385	(15)	53,998
					3,098	(16)	185,368
					9,733	(17)	550,118
					6,499	(18)	301,206
Emanuel Lazopoulos SVP, N.A. Sales, Marketing & Product Management					3,133	(19)	125,428
					2,769	(20)	107,955
					4,131	(21)	247,157
					3,650	(22)	206,288
					1,625	(23)	75,301
Marissa Tenazas SVP, Human Resources					3,133	(24)	125,428
					2,769	(25)	107,955
					4,131	(26)	247,157
					3,650	(27)	206,288
					1,625	(28)	75,301
 _______________

(1)
The options shown on this table were granted pursuant to the terms and conditions under the 2014 Omnibus Plan and 2011 Omnibus Plan. All options are 20% vested on the grant date and continue to vest with respect to 20% of the options on each of the first four anniversaries of the grant date, contingent upon the NEO’s continued employment. All options expire 10 years from the grant date.

(2)
On July 29, 2015, February 24, 2016, August 3, 2016, February 22, 2017 and February 21, 2018, the Company awarded restricted stock units to its NEOs with a grant date price of $40.03, $38.99, $59.83, $56.52, $46.35 and $46.35 per share, respectively under the 2014 Omnibus Plan. For those granted in the month of February 2015, 2016 and 2017, the RSUs are subject to meeting minimum performance criteria and have a three year vesting schedule from the anniversary of the grant date. These RSUs are eligible to earn DEUs equal to the cash dividends paid to Ordinary Shares. DEUs are subject to the same performance and service conditions as the underlying RSUs and are not forfeitable. The performance goal for the grants awarded on February 21, 2018 was not met, the award was therefore forfeited, and no amount for the award is included in the table. For the prior year awards, the performance goals for the grants awarded on February 22, 2017 and February 24, 2016 have been met at 88.8% and 100% achievement level. For the February 2016 performance based grant, Mrs. Tenazas, Messrs. Contreras, and Lazopoulos received the equivalent of 102 DEUs; Mr. Zakharia received the equivalent of 51 DEUs and Mr. Abu-Ghazaleh received 509 DEUs. For the February 2016 restricted unit grant, Mr. Abu-Ghazaleh received 763 DEUs. For the August 2016 restricted unit grant, Messrs. Contreras and Zakharia received 98 DEUs; Mr. Lazopoulos and Mrs. Tenazas received 131 DEUs. For the February 2017 performance based grant, Mr. Contreras received the equivalent of 57 DEUs; Mr. Lazopoulos and Mrs. Tenazas received the equivalent of 98 DEUs; Mr. Zakharia received the equivalent 261 DEUs and Mr. Abu-Ghazaleh received 652 DEUs. For the February 2017 restricted unit grant, Mr. Abu-Ghazaleh received 826 DEUs.

(3)	10,000 restricted stock units will vest and become available on February 18, 2019. The restricted stock unit amount reflected includes the corresponding 513 DEUs referenced in footnote 2.

(4)	13,334 restricted stock units will vest and become available on February 24, 2019. The restricted stock unit amount reflected includes the 509 DEUs referenced in footnote 2.

(5)	10,000 restricted stock units will vest and become available each on February 24, 2019 and February 24, 2020. The restricted stock unit amount reflected includes the 763 DEUs referenced in footnote 2.

(6)
10,000 restricted stock units will vest and become available each on February 22, 2019, February 22, 2020 and February 22, 2021. The restricted stock unit amount unit reflected includes 826 DEUs referenced in footnote 2.

(7)
11,840 restricted stock units will vest and become available each on February 22, 2019 and February 22, 2020. The 2017 performance objective for these restricted stock units was achieved at 88.8%. The restricted stock unit amount reflected includes 652 DEUs referenced in footnote 2.

(8)
10,000 restricted stock units will vest and become available each on February 21, 2019, February 21, 2020, February 21, 2021 and February 21, 2022. The restricted stock unit amount reflected includes 616 DEUs referenced in footnote 2.

(9)	2,000 restricted stock units will vest and become available on July 29, 2019. The restricted stock unit amount reflected includes 89 DEUs referenced in footnote 2.

(10)	2,667 performance based restricted stock units will vest and become available on February 24, 2019. The restricted stock unit amount reflected includes 102 DEUs referenced in footnote 2.

(11)	1,500 restricted stock units will vest and become available each on August 3, 2019 and August 3, 2020. The restricted stock unit amount reflected includes 98 DEUs referenced in footnote 2.

(12)
1,184 performance based restricted stock units will vest and become available each on February 22, 2019 and February 22, 2020. The performance objective for these restricted stock units was achieved at 88.8%. The restricted stock unit amount reflected includes 57 DEUs referenced in footnote 2.

(13)
400 restricted stock units will vest and become available each on February 21, 2019, February 21, 2020, February 21, 2021 and February 21, 2022. The restricted stock unit amount reflected includes 25 DEUs referenced in footnote 2.

(14)	2,000 restricted stock units will vest and become available on July 29, 2019. The restricted stock unit amount reflected includes 89 DEUs referenced in footnote 2.

(15)	1,334 performance based restricted stock units will vest and become available on February 24, 2019. The restricted stock unit amount reflected includes the 51 DEUs referenced in footnote 2.

(16)	1,500 restricted stock units will vest and become available each on August 3, 2019 and August 3, 2020. The restricted stock unit amount reflected includes 98 DEUs referenced in footnote 2.

(17)
4,736 performance based restricted stock units will vest and become available each on February 22, 2019 and February 22, 2020. The performance objective for these restricted stock units was achieved at 88.8%. The restricted stock unit amount reflected includes 261 DEUs referenced in footnote 2.

(18)
1,600 restricted stock units will vest and become available each on February 21, 2019, February 21, 2020, February 21, 2021 and February 21, 2022. The restricted stock unit amount reflected includes 99 DEUs referenced in footnote 2.

(19)	3,000 restricted stock units will vest and become available on July 29, 2019. The restricted stock unit amount reflected includes the 133 DEUs referenced in footnote 2.

(20)	2,667 performance based restricted stock units will vest and become available on February 24, 2016. The restricted stock unit amount reflected includes 102 DEUs referenced in footnote 2.

(21)	2,000 restricted stock units will vest and become available each on August 3, 2019 and August 3, 2020. The restricted stock unit amount reflected includes 131 DEUs referenced in footnote 2.

(22)
1,776 performance based restricted stock units will vest and become available each on February 22, 2019 and February 22, 2020. The performance objective for these restricted stock units was achieved at 88.8%. The restricted stock unit amount reflected includes 98 DEUs referenced in footnote 2.

(23)
400 restricted stock units will vest and become available each on February 21, 2019, February 21, 2020, February 21, 2021 and February 21, 2022. The restricted stock unit amount reflected includes 25 DEUs referenced in footnote 2.

(24)	3,000 restricted stock units will vest and become available on July 29, 2019. The restricted stock unit amount reflected includes the 133 DEUs referenced in footnote 2.

(25)	2,667 performance based restricted stock units will vest and become available on February 24, 2019. The restricted stock unit amount reflected includes the 102 DEUs referenced in footnote 2.

(26)	2,000 restricted stock units will vest and become available each on August 3, 2019 and August 3, 2020. The restricted stock unit amount reflected includes 131 DEUs referenced in footnote 2.

(27)
1,776 performance based restricted stock units will vest and become available each on February 22, 2019 and February 22, 2020. The performance objective for these restricted stock units was achieved 88.8%. The restricted stock unit amount reflected includes 98 DEUs referenced in footnote 2.

(28)
400 restricted stock units will vest and become available each on February 21, 2019, February 21, 2020, February 21, 2021 and February 21, 2022. The restricted stock unit amount reflected includes 25 DEUs referenced in footnote 2.

Option Exercises and Stock Vested
The following table shows certain information regarding options exercised and stock that vested for the fiscal year ended December 28, 2018 with respect to our NEOs.

Name	Option Awards		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO			82,741	3,892,622
Richard Contreras SVP and CFO	—	—	13,422	609,241
Youssef Zakharia President & COO	—	—	14,174	631,871
Emanuel Lazopoulos SVP, N.A. Sales, Marketing and Product Management	—	—	16,632	723,489
Marissa Tenazas SVP, Human Resources	—	—	16,632	723,489
 _______________

(1)
Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the selling price on the date of the exercise and the exercise price as established on the date of the grant. No option awards were exercised in 2018.

(2)
On July 30, 2014, February 18, 2015, July 29, 2015, February 24, 2016, August 3, 2016 and February 22, 2017, the Company awarded restricted stock units to its NEOs under the 2011 Omnibus Plan and the 2014 Omnibus Plan. Further details of these restricted stock units are described in the section captioned Executive Compensation under the headings "Compensation Discussion and Analysis - Equity Awards" and "Policies with Respect to Equity Compensation Awards." The amounts reflected are the value of restricted stock units and related DEUs that vested during fiscal year 2018. For the July 30, 2014 restricted stock unit awards, Mr. Contreras received 2,000 stock units and 100 DEUs which vested on July 30, 2018; for Mr. Lazopoulos and Mrs. Tenazas, 3,000 stock units and 150 DEUs which vested on July 30, 2018; and for Mr. Zakharia, 1,000 stock units and 50 DEUs which vested on July 30, 2018. For the February 18, 2015 performance based restricted stock unit awards, Mrs. Tenazas, Messrs. Contreras and Lazopoulos, 3,171 stock units and 163 DEUs which vested on February 18, 2018; for Mr. Zakharia, 1,586 stock units and 81 DEUs which vested on February 18, 2018. For the July 29, 2015 restricted stock unit awards, Messrs. Contreras and Zakharia received 2,000 stock units and 71 DEUs which vested on July 29, 2018, and for Mr. Lazopoulos and Mrs. Tenazas, 3,000 stock units and 106 DEUs which vested on July 29, 2018. For the February 24, 2016 performance based restricted stock unit awards, Mrs. Tenazas, Messrs. Contreras and Lazopoulos, 2,667 stock units and 102 DEUs which vested on February 24, 2018; and for Mr. Zakharia, 1,333 stock units and 51 DEUs which vested on February 24, 2018. For the August 3, 2016 restricted stock unit awards, Messrs. Contreras and Zakharia received 1,500 stock units and 36 DEUs which vested on August 3, 2018, and for Mr. Lazopoulos and Mrs. Tenazas, 2,000 stock units and 48 DEUs which vested on August 3, 2018. For the February 22, 2017 performance based restricted stock unit awards, Mr. Contreras received 1,184 stock units and 28 DEUs which vested on February 22, 2018; Mr. Lazopoulos and Mrs. Tenazas, 1,776 stock units and 49 DEUs which vested on February 22, 2018; and for Mr. Zakharia, 4,736 stock units and 130 DEUs which vested on February 22, 2018. For the February 21, 2018 restricted stock awards, Mrs. Tenazas, Messrs. Contreras and Lazopoulos received 400 stock units which vested on February 21, 2018. Mr. Abu-Ghazaleh received 25,851 stock units and 914 DEUs which vested on February 18, 2018; 23,333 stock units and 523 DEUs which vested on February 24, 2018; 21,840 stock units and 279 DEUs which vested on February 22, 2018; and 10,000 stock units which vested on February 21, 2018.

Potential Payments Upon Termination or Change-in-Control
Post-termination benefits for our NEOs are established pursuant to the terms of the CEO's individual retention and severance agreement and in accordance with our general severance policy or applicable statutory obligations for all other NEOs. Our equity-based awards to our NEOs include standard provisions that allow the awards to vest or be forfeited upon termination of employment or a change in control.
The following table sets forth the amount of payments to each of our NEOs based on an assumed termination date of December 28, 2018. For Mr. Abu-Ghazaleh, the payments and benefits are provided in the event of a termination of employment by the Company without cause, by the executive for good reason, or as a result of death or disability. For all other NEOs, the payments are provided in the event of a termination of employment by the Company without cause only.

Compensation Component	Mohammad Abu- Ghazaleh		Richard Contreras		Youssef Zakharia		Emanuel Lazopoulos		Marissa Tenazas
Termination in Absence of Change in Control, Death or Disability
	$		$		$		$		$
Severance Payment	4,800,000	(4)	221,793	(6)	130,769	(7)	234,090	(8)	196,116	(9)
Cash Bonus Payment	1,200,000	(4)
Continuation of Medical Benefit (1)	28,100
Equity Acceleration (2)	2,825,829		292,548		459,481		385,586		385,586
Gross-up on severance (3)
	8,853,929		514,341		590,250		619,676		581,701
Termination Upon Change of Control
Severance Payment	9,000,000	(5)	221,793	(6)	130,769	(7)	234,090	(8)	196,116	(9)
Cash Bonus Payment	1,200,000	(5)
Continuation of Medical Benefit (1)	28,100
Equity Acceleration (2)	2,825,829		292,548		459,481		385,586		385,586
Gross-up on severance (3)
	13,053,929		514,341		590,250		619,676		581,701
 _______________

(1)
Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. This amount is based on Company estimates.

(2)
The value shown is calculated by the spread of the closing price on December 28, 2018 minus the option exercise price multiplied by the number of unvested options and full value of restricted shares, as illustrated on the Outstanding Equity Awards Table, specifically columns "C" and "G." The closing price on December 28, 2018 was $28.18.

(3)
The amount indicated in this row is based on the Executive Retention and Severance Agreement entered into with Mr. Abu-Ghazaleh on December 9, 2003, which requires a gross-up payment. There is no amount reflected for Mr. Abu-Ghazaleh as he should not be subject to any change in control excise tax under Section 280G of the US Internal Revenue Code of 1986 since he is not subject to United States income tax.

(4)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination by the Company without cause or for good reason, absent a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equivalent to two times the sum of (a) his annual base salary, plus (b) an amount equal to 100% of his target bonus award under the CEO Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(5)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equal to three times the sum of (a) his annual base salary, plus (b) an amount equal to his maximum bonus award under the CEO Annual Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(6)
Mr. Zakharia's severance is based on the broad-based severance policy applicable to employees in North America where after one year of service, employees receive four weeks of pay plus an additional two weeks of pay per year of service, with a maximum of 26 weeks pay. Mr. Zakharia has been with the company since 2000. Based on company practice, we liquidate employees when they are transferred from one country to another so that they will start with the new country of assignment as a new hire. This applied to Mr. Zakharia through his transfers from Monaco to Dubai and back to Monaco. However, since his most recent assignment in Monaco serving as Vice President, Europe and Africa was less than a year, it was not possible to liquidate his tenure in Monaco. In order to not lose this time period, we recognized his seniority from this last assignment prior to his transfer to the U.S. As of December 28, 2018, Mr. Zakharia has 3 years of service and would be entitled to the maximum severance of 8 weeks.

(7)
Mr. Contreras’ severance is based on the broad-based severance policy applicable to employees in North America as described in footnote 6 for Mr. Zakharia. As of December 28, 2018, Mr. Contreras has 19 years of service and would therefore be entitled to the maximum severance equivalent to 26 weeks of pay.

(8)
Mr. Lazopoulos’ severance is based on the broad-based severance policy applicable to employees in North America similar to that as described in footnote 6 for Mr. Zakharia. As of December 28, 2018, Mr. Lazopoulos has 15 years of service and would therefore be entitled to the maximum severance equivalent to 26 weeks of pay.

(9)
Mrs. Tenazas' severance is based on the broad-based severance policy applicable to employees in North America similar to that as described in footnote 6 for Mr. Zakharia. As of December 28, 2018, Mrs. Tenazas has 22 years of service and would therefore be entitled to the maximum severance equivalent to 26 weeks of pay.

Severance Agreements with NEOs
The Company entered into an Executive Retention and Severance Agreement with Mr. Abu-Ghazaleh in 2003. In the event the employment of the executive is terminated (i) by the Company for reasons other than “cause” (as defined below), (ii) by the executive for “good reason” (as defined below), or (iii) as a result of the executive’s death or disability, the executive will receive severance payments and benefits pursuant to the agreement, as detailed in the Potential Payments Upon Termination or Change-in-Control table above. The severance benefit is increased in the event the termination is in connection with a change in control. A termination is considered in connection with a change in control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.
The amount of severance to be paid under the severance agreement is increased by the amount of any federal or state income taxes due, if any, on the amount of severance paid, although the CEO should not be subject to any excise tax under Section 280G because he is not subject to United States income tax. The reasons for providing this benefit include, but are not limited to, preserving the intended benefit to the executives of their existing benefits package, avoiding any conflict between the executives’ personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for the executives to ensure their continued employment through the completion of any potential transaction.
For purposes of the agreement, “good reason” means any of the following events that are not consented to by the executive: (i) a reduction or change in the executive’s status, title, duties, responsibilities, authority or reporting relationship such that the executive is no longer a senior executive of the Company or no longer reports to the incumbent CEO; (ii) a reduction of the executive’s base salary or target bonus percentage; (iii) a reduction in the executive’s benefits; (iv) the location of executive’s assignment on behalf of the Company is moved to a location more than 50 miles from its present location in Coral Gables, Florida; or (vi) a material breach by the Company of its obligations under the agreement. For purposes of the agreements, “cause” means any of the following events: (i) the executive’s willful and continued failure to perform his duties with the Company; (ii) a material, willful breach committed in bad faith of the Company’s code of conduct and business ethics policy; or (iii) indictment or conviction of a felony based upon a crime.
The Company has not entered into employment or severance agreements with its other NEOs. Each NEO located in North America is considered an “at-will” employee whose employment may be terminated by the Company at any time for any reason. Mr. Zakharia, Mr. Contreras, Mr. Lazopoulos and Mrs. Tenazas are subject to the Company’s general severance policy for U.S. employees, which states that they will receive four weeks of base salary plus two weeks of base salary for every year of service up to a maximum of 26 weeks’ base salary paid over the same number of weeks and life, medical and dental insurance will continue during the salary continuation period.
CEO Pay Ratio
As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our employees and the annual total compensation of our CEO.
For 2018, our last completed fiscal year:

•	the median of the annual total compensation of our employees (other than our CEO) was $5,525; and

•	the total annual compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement is $6,666,331.
Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 1,207 to 1.
We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.
We determined that, as of November 30, 2018, our employee population consisted of approximately 39,514 individuals. This population consisted of full time, part time, temporary and seasonal employees employed with us as of the determination date. 80% of the total employee population are from Costa Rica, Guatemala, Kenya and the Philippines. The remaining 20% of the total employee population are from the remaining 33 countries where we operate.

2.
To identify the "median employee" from our employee population, we used a statistical sampling methodology that considered a representative sampling of our employees in each country where we are located. The total sampling size consisted of 215 employees. To identify the median employee from the sampled group, we used "gross wages" as reflected in our payroll records for the eleven month period beginning January 1, 2018 to November 30, 2018. For this purpose, "gross wages" generally refers to the total amount of compensation the employee was paid before taxes, deductions, insurance premiums, and other payroll withholding. Gross wages in local currency were converted to US dollars using closing exchange rates on November 30, 2018.

3.
For the annual total compensation of our median employee, we identified and calculated the elements of that employee's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $5,525. Since the median employee is located in Costa Rica, we converted the employee's pay from the local currency to U.S. dollars using the closing exchange rates on November 30, 2018.

4.	For the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table included in this proxy statement.

EQUITY COMPENSATION PLANS
The following table sets forth information regarding the Company’s equity compensation plans as of December 28, 2018, the end of the Company’s most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	855,878	(2)	$26	1,106,643	(3)
Equity compensation plans not approved by security holders	0		0	0
Total	855,878		$26	1,106,643
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(1)
Equity compensation plans approved by security holders include the Company's 1999 Share Incentive Plans and the 2011 and 2014 Omnibus Share Incentive Plans. Significant plans are described in our Annual Report on Form 10-K for fiscal year ended December 28, 2018.

(2)	Includes 40,150 Ordinary Shares from our 1999 plan, 210,377 Ordinary Shares from our 2011 Plan and 605,351 Ordinary Shares from our 2014 Plan.

(3)	Includes Ordinary Shares from our 2014 Omnibus Share Incentive Plan.

ANNUAL REPORTS AND OTHER MATERIALS
Copies of the Company’s 2018 Annual Report to Shareholders, which incorporates the Annual Report on Form 10-K for the fiscal year ended December 28, 2018, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits (all as filed with the SEC) is being furnished with this proxy statement to shareholders of record at the record date for the Annual General Meeting.
You may request a separate copy of the Company’s 2018 Annual Report to Shareholders, exhibits to such Annual Report and/or this proxy statement without charge, by writing to Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, attention: Investor Relations, 241 Sevilla Avenue, Coral Gables, Florida 33134. Requests may also be made by telephone at 305-520-8400. The Company reserves the right to charge a reasonable fee for exhibits.
The Company’s 2018 Annual Report to Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 28, 2018 and this proxy statement can be viewed on the Company’s Web site, at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy Statement.” The Annual Report on Form 10-K and this proxy statement are also available on the SEC’s Web site at www.sec.gov.
Copies of the Company’s Corporate Governance Guidelines, Code of Conduct and Business Ethics Policy and board committee charters can be viewed on the Company’s Web site, at www.freshdelmonte.com under the “Investor Relations” tab, or will be furnished upon written request to the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134.

SHAREHOLDER PROPOSALS FOR 2020
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Materials
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2020 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134 not later than December 3, 2019.

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting
The Company’s Articles of Association govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at the 2020 Annual General Meeting of Shareholders, but which are not included in the 2020 proxy statement. Under the Company’s Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice not later than February 10, 2020 and not earlier than January 20, 2020 or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.
In addition, the proxy solicited by the board for the 2020 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of the Company’s Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2020 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.
The chairman of the 2020 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

INFORMATION ABOUT ADMISSION TO THE ANNUAL GENERAL MEETING
Either an admission ticket or proof of ownership of Ordinary Shares of Fresh Del Monte Produce Inc., as of the record date, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. Without these items, you will not be admitted to the Annual General Meeting.
You voted Ordinary Shares registered in your name by mail: If your Ordinary Shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual General Meeting.
You voted Ordinary Shares registered in your name via the Internet: If your Ordinary Shares are registered in your name and you received proxy materials electronically via the Internet, you will need to request a proxy card via proxyvoting.com/fdp.
Your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record: If your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Ordinary Shares as of the record date, such as the most recent bank or brokerage account statement, to be admitted to the Annual General Meeting, or request a legal proxy card from such bank/broker.
No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm, (Eastern Time), on April 30, 2019

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Go to **www.investorvote.com/FDP** or scan the QR code — login details are located in the shaded bar below.

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2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 4.

1. Director nominees to be elected for terms expiring in 2022:

	For	Against	Abstain		For	Against	Abstain
01 - Amir Abu-Ghazaleh	☐	☐	☐	02 - Mary Ann Cloyd	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Admission Ticket

Fresh Del Monte Produce, Inc.
2019 Annual General Meeting of Shareholders

May 1, 2019
11:30 a.m., Eastern Time

Hyatt Regency Coral Gables
50 Alhambra Plaza
Coral Gables, Florida 33134
telephone: 305-441-1234

ADMISSION: To be admitted to the Annual General Meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Ordinary Shares as of the record date for the Annual General Meeting, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

You can view the Proxy Statement and Annual Report to Shareholders on the Internet at www.freshdelmonte.com, click on "Investor Relations" and then "Annual Report/Proxy Statement."

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Fresh Del Monte Produce, Inc.

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Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 1, 2019

Mohammad Abu-Ghazaleh and Marlene M. Gordon, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Fresh Del Monte Produce, Inc. to be held on May 1, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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